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Notice & Proxy
Statement
Annual Meeting of Stockholders
June 4, 2026
10:00 a.m. (Eastern time)
OSCAR HEALTH, INC.
75 VARICK STREET, 5TH FLOOR
NEW YORK, NEW YORK 10013

April 22, 2026
To Our Stockholders:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Oscar Health, Inc. at 10:00 a.m. Eastern time on Thursday, June 4, 2026. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “How can I attend the Annual Meeting?” on page 73 of the proxy statement for more information about how to attend the meeting online.
Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.
Thank you for your support.
Sincerely,

Mark T. Bertolini
Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Information	How to Vote In Advance
Date and Time Thursday, June 4, 2026 10:00 a.m. (ET)	By Mail If you received a paper copy of the proxy card by mail, you can mark, sign, date and return it in the enclosed, postage-paid envelope
Access the Annual Meeting Stockholders may participate by logging in at www.virtualshareholdermeeting.com/OSCR2026 and voting with their 16-digit control number	By Internet or Telephone Voting by internet or telephone is fast and convenient
Internet www.proxyvote.com
Record Date Stockholders of record at the close of business on April 10, 2026 are entitled to attend and vote at the Annual Meeting	Telephone 1-800-690-6903

Items of Business

Proposal	Recommendation of the Board	For More Information
Election of eight director nominees to serve until the 2027 Annual Meeting of Stockholders	FOR each nominee	Page 4
Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR	Page 22
Ratification of appointment of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for 2026	FOR	Page 65

Stockholders will also consider any other business properly brought before the meeting.
By Order of the Board of Directors

Melissa Curtin
Senior Vice President, Deputy General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be held on June 4, 2026: The proxy statement and the annual report are available at www.proxyvote.com.
These proxy materials and our annual report are first being mailed or made available to stockholders on April 22, 2026.

ABOUT OSCAR HEALTH

Oscar Health is a leading healthcare technology company built on a full-stack platform and a relentless focus on member experience. Oscar helps make high-quality and affordable care more accessible for millions of people through Oscar’s Individual & Family plans and ICHRA solutions, +Oscar technology services, and Lucie Health Marketplace. Consumers benifit from better choice, deeper engagement, and connection to high-value clinical care. We are proud to have the highest levels of customer satisfaction in the industry, with 3.4 million(1) members who continue to choose Oscar.

OUR MISSION	OUR VISION
Make a healthier life affordable and accessible to all	Build the consumer healthcare marketplace of the future

OUR VALUES

Delivering Results
KEY FINANCIALS	OSCAR’S GROWING FOOTPRINT(4)		OUR MEMBERS
41% Revenue CAGR 2023 - 2025(2)	573 counties	20 states	3.4M members as of February 1, 2026
~7 points of SG&A Expense Ratio Improvement 2023 - 2025(2),(3)	NEARLY DOUBLED OUR MARKET SHARE from 17% in 2025 to 30% in 2026(1)		ENTERED FORTUNE 500 LIST IN 2025

Key AI Launches in 2025
Artificial intelligence (“AI”) driven “superagent” bots reduced care guide response times by 67% during peak open enrollment(1)
Oswell, our industry-first health agent, now completes 86% of questions it receives from members with high accuracy and quality(1)

(1)	As of February 1, 2026
(2)	From December 31, 2023 to December 31, 2025
(3)
SG&A expense ratio reflects selling, general, and administrative expenses as a percentage of total revenue (net of risk adjustment transfers); we believe the SG&A expense ratio is useful to evaluate our ability to manage our overall selling, general, and administrative cost base

(4)	As of January 1, 2026

Oscar Health, Inc.	1	2026 Proxy Statement

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our strong corporate governance practices help us maintain the trust and confidence of our stockholders, employees, members, partners, regulators, and other stakeholders.

Independent Oversight
•
Majority of directors are independent
•
100% independent Board of Director (“Board”) committees
•
Independent Chair
•
Annual director evaluation process
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Cybersecurity and AI oversight by Board and committees
•
Board oversight of senior leadership succession planning and Company talent

Board Refreshment
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Regular Board refreshment (3 new directors in last 5 years)
•
Mix of director tenures
•
Diversity of backgrounds, skills and experiences

Stockholder Rights
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Annual election of all directors
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2028 sunset of dual-class capital structure
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Annual advisory vote on executive compensation

Governance Practices
•
Active stockholder engagement
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Robust Board education program
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Anti-hedging and anti-pledging policies
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Stock ownership guidelines for our executives and directors
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Clawback policy for executive officers

Oscar Health, Inc.	2	2026 Proxy Statement

Stockholder Engagement
We consider stockholder engagement to be essential to good corporate governance, and are committed to maintaining regular communication with our stockholders. We highly value the perspectives of our stockholders and seek to engage in meaningful dialogue by soliciting input on a range of topics, including corporate governance and executive compensation. This stockholder feedback is communicated to our Board and its committees, and plays an important role in informing our corporate governance practices, executive compensation program, and reporting.
In 2025, we reached out to fifteen stockholders, representing about 35% of our outstanding shares held by non-controlling stockholders, and had engagements with 73% of these non-controlling stockholders. Our Chief Financial Officer (“CFO”) and Chief Legal Officer participated in a number of these engagements. Below, we highlight a few of the topics discussed during engagements with our stockholders, and actions we have taken as a result.

Topic	What we heard	What we did
Board committee composition	Preference for 100% independent Board committees
As a result of stockholder feedback during our 2024 engagements, in 2025 we updated the composition of our Nominating and Corporate Governance (“N&CG”) Committee to include only independent directors. Following this change in composition, all of our Board committees are 100% independent. See page 13.

Mix of backgrounds, skills and experiences	Interest in understanding how Board skills and experiences are linked to our strategy	We have enhanced our skills matrix to identify the key backgrounds, skills, and experiences considered valuable for our Board, and their relevance to our Company strategy. See page 10.
Incentive program metrics	Preference for non-overlapping metrics in short-term and long-term incentive plans	As a result of 2024 stockholder feedback, in 2025, we replaced the Adjusted EBITDA metric in our annual cash incentive program with Operating Margin. See page 34.
Preference for total stockholder return (“TSR”) metrics rather than Company financial metrics in long-term incentive plans
Due to challenges in setting three-year financial targets in the current market and regulatory environment, and as a result of stockholder feedback, the PSUs awarded in 2026 will be earned based solely on the Company’s TSR performance relative to the 2026 rTSR Peer Group, subject to an absolute TSR cap. See page 42.

Alignment of pay and performance	Desire to better understand factors impacting the composition of the compensation peer group used for benchmarking and the relative TSR (“rTSR”) peer group used for our performance-based equity awards
We have bolstered our disclosure around the comprehensive annual review of the peer groups undertaken by our Talent and Compensation (“T&C”) Committee, and the factors considered in determining each peer group. See page 39.

Oscar Health, Inc.	3	2026 Proxy Statement

Proposal 1: Election of Eight Director Nominees to Serve until the 2027 Annual Meeting of Stockholders
We are asking our stockholders to elect each of the eight director nominees below to serve until the 2027 Annual Meeting of Stockholders and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation, or removal. Jeffery Boyd is not standing for reelection. As a result, the size of the Board will be reduced to eight directors, effective as of the conclusion of the Annual Meeting.

The Board of Directors recommends a vote FOR each nominee.

Joshua Kushner Age 40 Director since 2012 Co-Founder and Vice Chair of the Board	Mark T. Bertolini Age 69 Director since 2023 Chief Executive Officer
William (Bill) J. Gassen III Age 45 Director since 2022 Independent	Laura Lang Age 70 Director since 2022 Independent
David Alexander Plouffe Age 58 Director since 2021 Independent	Siddhartha Sankaran Age 48 Director since 2021 Independent
Mario Schlosser Age 47 Director since 2012 Co-Founder, President of Technology and Chief Technology Officer	Vanessa Ames Wittman Age 59 Director since 2021 Independent

Recognizing departing director Jeffery Boyd

The Board wishes to recognize and thank Jeffery Boyd, who will not be standing for reelection at the Annual Meeting. During his distinguished service, Mr. Boyd made immeasurable contributions to the Company. Mr. Boyd served as our independent Board Chair since our transition to a publicly traded Company in 2021, and his strategic leadership and guidance was an invaluable asset to the Company during this period of growth and transformation. The Company and the Board thank Mr. Boyd for his tireless dedication and leadership.

(1)	In last 5 years.

Nominee Tenure

Skills and Experiences Added(1)
Finance, accounting, capital markets
Cyber & information security
Healthcare industry
Technology innovation & digital
Marketing & brand development

Active Board Refreshment(1)
3 new directors added 5 directors departed, including Mr. Boyd

Oscar Health, Inc.	4	2026 Proxy Statement

Nominee Biographies

Joshua Kushner
Co-Founder and Vice Chair of the Board Age: 40 Director since: 2012

Professional Experience
•
Mr. Kushner co-founded Oscar in October 2012, has served as a member of our Board since December 2012, and has served as Vice Chair of our Board since February 2021.
•
Mr. Kushner is the Founder and Chief Executive Officer of Thrive Capital Management, LLC (“Thrive Capital”), a New York-based venture capital firm.
•
Mr. Kushner is the Founder and Chief Executive Officer of FLB Partners T, L.P. (“Thrive Holdings”), a New York based holding company.
•
Mr. Kushner holds a Bachelor of Arts degree, majoring in Government, from Harvard College, and a Master of Business Administration from Harvard Business School.

Skills and Qualifications Mr. Kushner’s experience as an investor in innovative technology companies makes him particularly qualified to serve as a member of our Board.

Mark T. Bertolini
Chief Executive Officer Age: 69 Director since: 2023 Other Public Company Directorships: • Chairman of the Board, Verizon Communications Inc. (March 2015-Present)

Professional Experience
•
Mark T. Bertolini has served as our Chief Executive Officer and as a member of our Board since April 2023.
•
During the period from February 2019 to March 2023, Mr. Bertolini served in various positions at Bridgewater Associates, LP (“Bridgewater Associates”), a global investment management firm, including as Co-Chief Executive Officer, Chairman, and a member of the board of directors.
•
Mr. Bertolini served as CEO of Aetna Inc., a managed health care company, from November 2010 to November 2018 and as Chairman of Aetna from April 2011 to November 2018.
•
Mr. Bertolini gained extensive experience across the healthcare industry in various executive roles at The Cigna Group, NYLCare Health Plans, and SelectCare, Inc.
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Mr. Bertolini served as a director of CVS Health Corporation from 2018 to 2020.
•
Mr. Bertolini holds a Bachelor of Science degree in Business from Wayne State University and a Master of Business Administration from Cornell University.

Skills and Qualifications
Mr. Bertolini’s extensive executive leadership, tech-forward thinking, and deep healthcare experience, as well as his talent management and development experience, make him particularly qualified to serve as a member of our Board.

Oscar Health, Inc.	5	2026 Proxy Statement

William (Bill) J. Gassen III
President and Chief Executive Officer of Sanford Health Age: 45 Director since: 2022 Other Public Company Directorships: • HealthEquity, Inc. (March 2026-Present)

Professional Experience
•
Mr. Gassen has been the President and Chief Executive Officer of Sanford Health, an integrated health system serving communities across the upper Midwest, since November 2020, and is an ex officio member of Sanford Health’s Board of Trustees. In addition, he previously served in a number of leadership roles for Sanford Health over a fourteen-year period, including as Chief Administrative Officer, Chief Human Resources Officer, and Corporate Counsel.
•
Mr. Gassen is a former healthcare litigator and is a current member of the State Bar of South Dakota.
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Mr. Gassen has served on the board of trustees of the American Hospital Association since January 2024, and currently serves as a member of the Association’s Executive, and Executive Compensation committees.
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He also chairs the board of directors for the Coalition to Strengthen America’s Healthcare and serves as a board member for The Medical Alley Association
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Mr. Gassen has been recognized by Modern Healthcare as one of the 100 Most Influential People in Healthcare.
•
Mr. Gassen holds a Bachelor of Science degree, majoring in criminal justice and religious studies, and a Juris Doctor, both from the University of South Dakota.

Skills and Qualifications We believe Mr. Gassen’s healthcare industry, executive leadership and business operations experience makes him particularly qualified to serve as a member of our Board.

Laura Lang
Managing Director of Narragansett Ventures, LLC Age: 70 Director since: 2022 Other Public Company Directorships: • V. F. Corporation (October 2011-Present)

Professional Experience
•
Ms. Lang has served as the Managing Director of Narragansett Ventures, LLC, a strategic advisory firm focused on digital business transformation and growth investing, since January 2014.
•
Since November 2018, Ms. Lang has also served as an adviser to L Catterton.
•
Ms. Lang was the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world, from January 2012 until December 2013.
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From 2008 until 2012, Ms. Lang was Chief Executive Officer of Digitas Inc., a global marketing and technology agency and unit of Publicis Groupe S.A. In addition, she headed the company’s pure-play digital agencies, including Razorfish, Big Fuel, Denuo and Phonevalley.
•
Ms.  Lang previously served as a member of the boards of directors of Care.com Inc., Nutrisystem, Inc., Benchmark Electronics, Inc. and Vroom Inc.
•
Ms. Lang holds a Bachelor of Arts from Tufts University, majoring in political science, and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Skills and Qualifications
We believe that Ms. Lang’s extensive digital expertise, financial, and executive experience, as well as her experience on compensation committees, makes her particularly qualified to serve as a member of our Board.

Oscar Health, Inc.	6	2026 Proxy Statement

David Alexander Plouffe
Former President, Policy & Advocacy of the Chan Zuckerberg Initiative Age: 58 Director since: 2021

Professional Experience
•
Mr. Plouffe served as an advisor to the Kamala Harris presidential campaign during 2024.
•
Prior to that, Mr. Plouffe served as President, Policy and Advocacy of the Chan Zuckerberg Initiative, a charitable organization established by Priscilla Chan and Facebook founder Mark Zuckerberg, from January 2017 to November 2019.
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Mr. Plouffe served as Senior Vice President of Policy and Strategy of Uber Technologies, Inc., a technology-driven transportation company, from August 2014 to January 2017.
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Mr. Plouffe served in The White House as Senior Advisor to former U.S. President Barack Obama from January 2011 to January 2013 and as Campaign Manager for President Obama’s historic campaign victory in 2008.
•
Prior to the Obama White House years, Mr. Plouffe managed and served as the strategist in election efforts of U.S. senators, governors, members of congress, and mayors, and served as the Deputy Chief of Staff to the House Democratic leader on Capitol Hill.
•
Mr. Plouffe has served as a member of the board of directors of the Obama Foundation, a nonprofit organization founded by First Lady Michelle Obama and President Barack Obama, since January 2014, and currently serves on the boards of directors of a number of other nonprofit organizations.
•
Mr. Plouffe holds a Bachelor of Arts degree, majoring in Political Science and Government, from the University of Delaware.

Skills and Qualifications We believe Mr. Plouffe’s extensive experience in public policy and advocacy makes him particularly qualified to serve as a member of our Board.

Siddhartha Sankaran
Group Chief Financial Officer and Chief Operating Officer of FWD Group Holdings Limited Age: 48 Director since: 2021

Professional Experience
•
Mr. Sankaran is currently the Group Chief Financial Officer & Group Chief Operating Officer of FWD Group Holdings Limited, an insurance company, but announced that he expects to depart from this role this year. Prior to this role, Mr. Sankaran served as their Managing Director and Group Chief Financial Officer beginning in September 2023 and their Senior Advisor from June 2023 to September 2023.
•
Mr. Sankaran also served as our Chief Financial Officer from March 2019 to March 2021, provided transitional services to Oscar from March 2021 to June 2021 and served as our Interim Chief Financial Officer from December 2022 to September 2023.
•
Mr. Sankaran has also had a number of executive roles in the insurance industry, including as the Chairman and Chief Executive Officer of SiriusPoint Ltd., a global (re)insurance company, from March 2021 to May 2022.
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He also served as a member of the board of directors of Third Point Reinsurance Ltd., the predecessor to SiriusPoint, from August 2019 to February 2021, including as its Chairman from August 2020 to February 2021.
•
Prior to that, Mr. Sankaran served as Executive Vice President and Chief Financial Officer of American International Group, Inc. (“AIG”), a global insurance company, from February 2016 to December 2018. Mr. Sankaran also served as Executive Vice President and Chief Risk Officer at AIG from November 2010 to February 2016.
•
Mr. Sankaran was formerly a Partner at Oliver Wyman, a global management consultancy.
•
Mr. Sankaran holds a Bachelor of Mathematics degree, majoring in actuarial science, with distinction from the University of Waterloo.

Skills and Qualifications We believe Mr. Sankaran’s extensive leadership and financial and risk-management experience make him particularly qualified to serve as a member of our Board.

Oscar Health, Inc.	7	2026 Proxy Statement

Mario Schlosser
Co-Founder, President of Technology & Chief Technology Officer Age: 47 Director since: 2012 Other Public Company Directorships: • Duolingo, Inc. (July 2024-Present)

Professional Experience
•
Mario Schlosser co-founded Oscar in 2012 and has served as a Director since that time. He has also served as our President of Technology since April 2023 and was additionally appointed as Chief Technology Officer in August 2023. Previously, Mr. Schlosser served as our Chief Executive Officer from December 2012 to April 2023, leading the Company from inception to serving over one million members across Individual & Family and Small Group health plans. In his current role, Mr. Schlosser leads product and engineering, data science and cybersecurity, with a focus on building Oscar’s technology platform.
•
Prior to Oscar, Mr. Schlosser co-founded Vostu, Ltd., a social gaming company in Latin America, where he led the company’s analytics and game design practices from August 2006 to November 2012.
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From August 2007 to March 2010, Mr. Schlosser served as a Senior Investment Associate at Bridgewater Associates, where he developed analytical trading models.
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Mr. Schlosser worked as a consultant for McKinsey & Company in Europe, the United States, and Brazil from November 2002 to May 2007.
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Mr. Schlosser holds a degree in computer science with highest distinction from the University of Hannover and a Master of Business Administration from Harvard Business School.
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As a visiting scholar at Stanford University, Mr. Schlosser wrote and co-authored 10 computer science publications.

Skills and Qualifications
We believe Mr. Schlosser’s perspective and experience from serving as a co-founder and Chief Executive Officer of various companies, including Oscar, as well as his technical acumen, make him particularly qualified to serve as a member of our Board.

Vanessa Ames Wittman
Former Chief Financial Officer of Glossier, Inc. Age: 59 Director since: 2021 Other Public Company Directorships: • AIG (March 2023-Present) • Booking Holdings (June 2019-Present)

Professional Experience
•
Ms. Wittman was the Chief Financial Officer of Glossier, Inc., an online beauty product company, from April 2019 to April 2022, and served as an Advisor until December 2022.
•
Ms. Wittman served as Chief Financial Officer of Oath Inc., a digital media company, from January 2018 to January 2019.
•
Ms. Wittman served as Chief Financial Officer of Dropbox, Inc., a cloud storage and collaboration company, from February 2015 to October 2016.
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Ms. Wittman served as Chief Financial Officer of Motorola Mobility Holdings, Inc., a consumer electronics and telecommunications company, from 2012 to 2015.
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From 2008 to 2012, Ms. Wittman served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, a global professional services company.
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From June 2014 to March 2019, Ms. Wittman was a member of the board of directors of Ulta Beauty, Inc., a cosmetics and beauty supply company.
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She also served as a member of the board of directors of Sirius XM Holdings Inc., an audio entertainment company, from April 2011 to June 2018, and of Impossible Foods Inc. from March 2019 to December 2025.
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Ms. Wittman holds a Bachelor of Arts degree, majoring in Business Administration, from the University of North Carolina at Chapel Hill, and a Master of Business Administration from the University of Virginia.

Skills and Qualifications
We believe Ms. Wittman’s extensive financial and executive experience, including as Chief Financial Officer of global technology companies, makes her particularly qualified to serve as a member of our Board.

Oscar Health, Inc.	8	2026 Proxy Statement

Board Composition
Director Nominee Skills and Experience
The Board regularly considers its composition and reviews the skills and experiences that it believes are desirable to be represented on the Board in order to align with the Company’s strategic goals, business and operations and enable it to fulfil its oversight responsibilities. The following identifies some of these key qualifications and skills, describes their relevance to our strategic goals, business, and operations, and denotes which director nominees possess these skills:

Key Qualifications and Skills	Bertolini	Gassen	Kushner	Lang	Plouffe	Sankaran	Schlosser	Wittman

Executive Leadership. We seek directors with experience as a Chief Executive Officer (“CEO”), President or C-suite executive, as they possess the critical leadership skills necessary to effectively address the demands and challenges of managing a large organization.
	•	•	•	•	•	•	•	•

Finance, Accounting and Capital Markets. We seek directors with experience in public accounting, financial reporting, capital structure and financial transactions, to monitor and assess our performance, to promote robust controls and accurate financial reporting, and to oversee the optimization of our capital structure and financing opportunities.
	•	•	•	•	•	•	•	•

Business Development, Corporate Transactions, M&A. We seek directors with strong knowledge of, or experience in, defining and driving business and strategic development for a company, including M&A deal and integration experience, to oversee the assessment of opportunities consistent with our strategic priorities.
	•	•	•	•		•	•	•
Business Operations. We seek directors with experience managing the operations of a business or a large, complex organization.	•	•	•	•	•	•	•	•
Healthcare Industry. We seek directors with strong knowledge or experience in the healthcare or health insurance industry who bring valuable perspectives on issues specific to our business.	•	•	•		•	•	•
Risk Management. Due to their key role in risk oversight, we seek directors with a deep understanding of risk management, analytics, and enterprise risk management (“ERM”).	•	•			•	•	•	•
Corporate Governance. We seek directors experienced in overseeing corporate governance and Board strategies aligned with public company best practices.	•			•	•	•	•	•

Compensation or Talent Development. We seek directors with experience in talent management and executive compensation knowledge and experience, to effectively oversee the management of talent that is critical to our growth and success.
	•	•		•	•	•	•	•

Public Policy, Government Affairs or Regulatory Experience. As a health insurance company, we seek directors with experience in public policy and/or an understanding of the complex regulatory and governmental environment in which we operate.
	•	•			•	•	•

Technology Innovation and Digital Experience. We seek directors with deep knowledge in technology architecture, risk and innovation, including AI, to enhance the Board’s understanding of relevant risks and opportunities related to our strategic objective of building a technology-enabled health insurance marketplace to improve consumer healthcare experiences.
	•		•	•		•	•	•

Cybersecurity or Information Security. As a technology company, our cybersecurity and information security are critical, and we seek directors with a significant understanding of cybersecurity matters including network protection, data security and threat assessment to oversee these key matters.
	•	•		•		•	•	•

Marketing and Brand Development. We seek directors with experience with direct-to-business and/or consumer sales and marketing, including building and marketing products in complex business and consumer ecosystems, as we continue to build our brand and grow member, provider and broker awareness and retention.
	•		•	•	•

Oscar Health, Inc.	9	2026 Proxy Statement

Balanced Mix of Backgrounds and Experiences
We believe that decision-making is enhanced by having a Board with diversity of expertise and experience. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers this among other factors when evaluating the composition of the Board. When recommending director nominees, the Board and the N&CG Committee evaluate how the experience and skill set of each director nominee complements those of the other director nominees and sitting Board members to create a balanced Board with the necessary tools to perform its oversight function effectively and represent stockholder interests using its diversity of experience.
Active Board Refreshment
We regularly evaluate the Board’s composition to ensure that we have the right mix of skills and experiences to oversee the ongoing execution of our strategy, as we work to continue to enhance stockholder value. In furtherance of the Board’s active role in refreshment and succession planning, in the last five years, the Board has appointed 3 new directors and 5 directors have departed, including Mr. Boyd, who is not standing for reelection this year.
Balanced Mix of Tenures
We believe that a Board composed of directors with varying lengths of service is essential for strong oversight of the Company’s strategy and risk. Our longer-tenured directors bring substantial institutional knowledge and a deep understanding of the business, strengthening the Board’s ability to guide strategy and manage risk. At the same time, shorter-tenured directors contribute fresh perspectives. The Board views this blend of experience and new viewpoints as providing a well-balanced range of insights that benefits the Board as a whole.

In last five years: Added new skills and experiences

3 new directors added 5 directors departed, including Mr. Boyd

Nominee Tenure

Succession Planning and Director Recruitment Process

1 Assess

The N&CG Committee seeks to assemble a group of directors that has the necessary tools to further the Company's strategic goals and perform its oversight function effectively in light of the Company's business and structure.

The N&CG Committee has developed and maintains a skills matrix to assist it in considering the characteristics required of each director candidate, along with the appropriate balance of experience, qualifications and skills that should be represented on the Board as a whole.

The N&CG Committee uses this matrix to assist it in prioritizing the experience, qualifications and skills that will support the Company's business and strategy, and complement the Board's current composition, taking into account the Company's general criteria for director nominees set forth in the Company's Corporate Governance Guidelines.

2 Identify

The N&CG Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board.

To facilitate the search process, the N&CG Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The N&CG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders.

Stockholders may recommend individuals to the N&CG Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the N&CG Committee, c/o Secretary, Oscar Health, Inc., 75 Varick Street, 5th Floor, New York, New York 10013. The N&CG Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

3 Evaluate

Once potential candidates are identified, the N&CG Committee reviews the backgrounds of those candidates, evaluates their independence from the Company and any potential conflicts of interest, and determines if they meet the qualifications desired by the N&CG Committee.

4 Recommend

The N&CG Committee makes a recommendation to the full Board as to who should be nominated by the Board, and the Board determines the nominees.

5 Elect

Our stockholders elect directors to serve one-year terms.

Oscar Health, Inc.	10	2026 Proxy Statement

Annual Board and Committee Evaluations
Our Board believes that a robust and constructive evaluation process is critical to Board and committee effectiveness. The Board and each of its committees conducts a self-evaluation annually to assess its own performance and identify areas for enhancement.
Evaluation topics cover several areas, including Board or committee composition (as applicable), Board or committee responsibilities, (as applicable), process and function, and technology.

Director Independence
Our Board has determined that Messrs. Boyd, Gassen, Plouffe, Sankaran and Mses. Lang and Wittman each qualify as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”).
In making these determinations, our Board reviewed and discussed information with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Specifically, the Board considered that Mr. Gassen is the CEO of Sanford Health, which periodically receives payments from the Company in connection with claims made by members with respect to services provided by Sanford Health, and which utilizes +Oscar services, each as described further under “Certain Relationships and Related Person Transactions.” The Board has determined that the Company’s relationship with Sanford Health does not impair the independence of Mr. Gassen from us and our management. There are no family relationships among any of our directors or executive officers.

Oscar Health, Inc.	11	2026 Proxy Statement

Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both independent oversight of management and a highly engaged and high-functioning Board. Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to determine which structure would be in the best interests of our Company, and to either combine or separate the positions of Chair of the Board and CEO. The Board regularly reevaluates its Board leadership structure and also considers stockholder feedback on the topic.
Mr. Boyd currently serves as our independent Chair of the Board, but will not stand for reelection at the Annual Meeting. Our Board has designated Mr. Sankaran as our independent Board Chair, effective as of the conclusion of the Annual Meeting. Our Board believes that separation of the positions of Chair and CEO reinforces the independence of the Board from management and enhances the effectiveness of the Board as a whole, while allowing our CEO to focus on the strategic direction, succession and performance of the Company. If in the future, our Board Chair is not independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of an independent Lead Director.
The Board believes that independent Board oversight of management is critical, and has developed policies and procedures designed to ensure this independent oversight. For example, a majority of our Board is comprised of independent directors, and independent directors chair our Board committees, which are in turn 100% composed of independent directors. In addition, our non-employee directors meet in executive session without management directors or other members of management present on a regular basis, and our independent directors meet in executive session at least once a year. Each executive session of the non-employee directors or the independent directors is presided over by the independent Chair of the Board.

Selection of the Chair of the Board
The Board determined that Mr. Sankaran is exceptionally well-qualified to serve as our independent Chair due to his deep knowledge of our Company, his proven leadership, and his strong corporate governance skills. In making this determination, the Board considered that during his time serving on our Board, Mr. Sankaran has demonstrated independent thinking and established strong working relationships with his fellow directors, earning their trust and respect. Mr. Sankaran has exceptional strategic leadership skills as a result of his service in executive-level roles at multiple public companies, including prior experience serving as a Board Chair, which has provided him with a deep knowledge and understanding of corporate governance practices and trends. The Board believes that these skills are critical to the role of a strong and independent Chair, and for these reasons, the Board believes Mr. Sankaran is best suited to serve as its independent Chair of the Board.

Robust Independent Oversight
Independent Chair
Majority independent Board
100% independent committee chairs
100% independent committees
Regular executive sessions of non-employee directors

Oscar Health, Inc.	12	2026 Proxy Statement

Board Committees
Our Board has established three standing committees: Audit, Talent and Compensation, and Nominating and Corporate Governance. The composition and function of each committee is described below.

Audit Committee(1)	Number of Meetings in 2025: 7

Chair
Vanessa Ames Wittman
Other Members
Laura Lang
David Alexander Plouffe
Jeffery Boyd*
*Non-voting, ex-officio member
Report: page 66
Independence: 100%
Our Board has affirmatively determined that each of Ms. Wittman, Ms. Lang, and Mr. Plouffe is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Securities and Exchange Act of 1934 (“Exchange Act”) and the NYSE Rules, including those related to audit committee membership.
Financial Qualifications:
The members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE rules.
Our Board has determined that Ms. Wittman qualifies as an “audit committee financial expert,” as such term is defined by Securities and Exchange Commission (“SEC”) rules.

Key responsibilities:
•
appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm
•
discussing with our independent registered public accounting firm their independence from management
•
reviewing with our independent registered public accounting firm the scope and results of their audit
•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC
•
reviewing and approving our annual internal audit plan
•
overseeing our financial and accounting controls
•
overseeing our financial and ERM framework
•
reviewing related person transactions and conflicts of interest
•
overseeing the effectiveness of the Company’s compliance program and reviewing significant legal and regulatory matters
•
overseeing our Code of Conduct, including discussing and granting any requested waivers, as appropriate
•
establishing procedures for the confidential, anonymous submission of concerns regarding accounting, internal controls, or auditing matters
•
overseeing capital and liquidity risk management processes and strategies, including our reinsurance program and annual capital plan
•
overseeing our investment guidelines and approval of our investment advisor
•
overseeing our financial and cybersecurity risks, and risks related to the use of AI

(1)	Mr. Boyd will continue to serve as a non-voting, ex-officio member of the Audit Committee until the conclusion of the Annual Meeting.

Oscar Health, Inc.	13	2026 Proxy Statement

Talent and Compensation Committee(1)	Number of Meetings in 2025: 6

Chair
Laura Lang
Other Members
William (Bill) J. Gassen III
Vanessa Ames Wittman
Jeffery Boyd*
*Non-voting, ex-officio member
Report: page 46
Independence: 100%
Each member of the T&C Committee qualifies as an independent director under the NYSE’s heightened independence standards for members of a compensation committee and each of Ms. Lang and Ms. Wittman is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

Key responsibilities:
•
reviewing and approving the corporate goals and objectives with respect to the compensation of our CEO
•
evaluating the performance of, and reviewing and approving (or making recommendations to our Board regarding) the compensation of our CEO
•
reviewing and setting the compensation of our other executive officers
•
reviewing and approving (or making recommendations to our Board regarding) our incentive compensation and equity-based plans and arrangements
•
administering our equity-based plans
•
administering and overseeing our clawback policy
•
making recommendations to our Board regarding the compensation of our directors
•
working with the CEO to evaluate the Company’s succession planning
•
overseeing the Company’s talent strategies, including related to executive recruiting, retention, and talent management
•
appointing and overseeing any compensation consultants

(1)	Mr. Boyd will continue to serve as a non-voting, ex-officio member of the Talent and Compensation Committee until the conclusion of the Annual Meeting.

Nominating and Corporate Governance Committee(2)	Number of Meetings in 2025: 4

Chair
Jeffery Boyd
Other Members
William (Bill) J. Gassen III
David Alexander Plouffe
Independence: 100%
Our Board has affirmatively determined that Mr. Boyd, Mr. Gassen, and Mr. Plouffe each meet the definition of an “independent director” under the NYSE rules.

Key responsibilities:
•
identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board
•
recommending to our Board the nominees for election to our Board at annual meetings of our stockholders (“Annual Meeting”)
•
periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board
•
overseeing an annual evaluation of the effectiveness of our Board and its committees
•
reviewing and recommending changes to our Corporate Governance Guidelines
•
overseeing our environmental, social and governance efforts
•
overseeing our government affairs and public policy initiatives and our lobbying efforts

(2)
Mr. Boyd will continue to serve as Chair of the Nominating and Corporate Governance Committee until the conclusion of the Annual Meeting. Effective as of the conclusion of the Annual Meeting, Mr. Gassen will serve as Chair of the Nominating and Corporate Governance Committee.

Oscar Health, Inc.	14	2026 Proxy Statement

Key Areas of Oversight

Board

Our Board is responsible for overseeing our business strategy and risk management process. Our Board focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. While the Board as a whole maintains the ultimate oversight responsibility for risk management, individual Board committees are assigned oversight responsibility for specific risk management areas, as shown below.

↑

Each of our committees typically reports to the full Board at each quarterly Board meeting, and also as appropriate, on its risk oversight activities and on any matter that rises to the level of a material or enterprise level of risk.

↑

Audit Committee	T&C Committee	N&CG Committee

Our Audit Committee supports Board oversight of the Company’s financial reporting, compliance and risk management processes, including:
•
qualifications, independence, and performance of independent public accounting firm
•
integrity of financial statements and effectiveness of internal controls
•
capital management and investments
•
compliance and ethics
•
ERM framework
•
cybersecurity and AI

Our T&C Committee supports Board oversight of risks relating to the Company’s executive compensation plans and arrangements, including:
•
senior management performance and compensation
•
equity plan administration
•
clawback policy oversight and administration
•
succession planning
•
talent management
•
qualifications and independence of compensation consultants

Our N&CG Committee supports Board oversight of risks relating to Board effectiveness and corporate governance, including:
•
establishment and adherence to corporate governance framework
•
Board effectiveness and independence
•
director selection and succession planning
•
committee composition and functions
•
environmental, social and governance matters
•
government affairs, public policy initiatives and lobbying efforts

↑

Regular Risk Reporting.
Throughout the year, senior management reviews strategic and operational risks at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Strategic Planning Cycle.
Senior management has established a strategic planning cycle with the Board which includes reviewing the assumptions and risks underlying the strategic plan, an annual strategic planning session, and deep dive sessions with respect to the pillars of the Company’s strategic plan.

↑

Management

•
Management promotes a culture that incorporates risk management into our corporate strategy and day-to-day business operations.
•
Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us.

Oscar Health, Inc.	15	2026 Proxy Statement

Oversight of Succession Planning
The Board recognizes the importance of effective executive leadership to the Company’s success, and together with the T&C Committee, oversees the succession planning for the CEO and other executive officers. The T&C Committee reviews succession plans for senior management and the CEO regularly, and at least quarterly, including both a long-term succession plan and an emergency succession plan, and provides updates to the full Board regarding its review. The T&C Committee’s succession planning activities are ongoing and strategic, and may be supported by independent third-party consultants, as well as the CEO, who regularly provides his assessment to the T&C Committee of senior leaders and their potential to succeed at key senior management positions. The CEO also regularly provides the full Board with a succession update.
In considering succession planning, the Board considers a number of factors such as experience, skills, competencies, and potential in its review of the senior executive team to assess which executives possess or can develop the attributes that the Board believes are necessary for the particular role. Potential leaders identified through these processes interact with our Board members through formal presentations and during informal events.
Oversight of Cybersecurity
As a technology company, we are highly focused on maintaining a robust and comprehensive cybersecurity risk management program intended to protect the confidentiality, integrity, and availability of our critical systems and information, including protected health information, and the systems that store and transmit such data. Our cybersecurity risk management program is integrated into our overall ERM program, and shares common methodologies, reporting channels and governance processes that apply across the ERM program to other legal, compliance, strategic, operational, and financial risk areas.
Oversight of cybersecurity is a focus of our Board, which has delegated to the Audit Committee oversight of cybersecurity risks in order to support Board oversight. The Audit Committee oversees management of our cybersecurity risks, including reviewing and discussing with management on at least a quarterly basis our major cybersecurity risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee then reports to the full Board regarding its activities, including those related to cybersecurity.
Our management team takes steps to stay informed about and monitor efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from the Health Information Sharing and Analysis Center and other governmental, public or private sources; and alerts and reports produced by security tools deployed in the information technology environment. We use the ISO 27001 and National Institute of Standards and Technology (“NIST”) 800-53 standards as a guide to help us identify, assess, and manage cybersecurity risks relevant to our business.
Oversight of Artificial Intelligence (“AI”)
AI can power our ability to improve the customer experience and lower costs, and we continue to iterate on AI use cases across our business. Our Board has been engaged with management regarding notable developments as we increasingly leverage AI in our product offerings and utilize AI within the Company to drive efficiencies. In addition to oversight by the full Board, our Board has delegated to the Audit Committee the responsibility to oversee risks related to AI. Our management team periodically briefs our Board and our Audit Committee on AI-related risks and opportunities to support awareness, knowledge and oversight of the use of such technologies.
In furtherance of our commitment to the safe and responsible use of AI, we have also established an AI Governance Committee, which is composed of cross-functional senior leaders and is responsible for setting our AI policies and approving all high-risk AI use cases. The committee facilitates adherence to best practices, regulations, ethical standards, and generative AI guidelines, and considers the Healthcare AI Commitments and NIST Artificial Intelligence Risk Management Framework when evaluating potential AI use cases.

Oscar Health, Inc.	16	2026 Proxy Statement

Director Compensation
We maintain a non-employee director compensation program which provides for annual retainer fees and equity awards for eligible non-employee directors (“Eligible Directors”). Mr. Kushner is an executive officer and director, but is not an employee nor does he receive any compensation in his capacity as a director. At the T&C Committee’s direction, Frederic W. Cook & Co., Inc. (“FW Cook”) analyzes the competitive position of our director compensation program and examines how director compensation levels, practices, and design features compare to the Compensation Peer Group, as defined on page 32.

Annual Cash Compensation
Employee Directors. No additional compensation for director service

Time of Annual Cash Retainer Payments. Quarterly installments in arrears (prorated for partial calendar quarter of service)

RSU Grant Vesting. Earlier of the first anniversary of the applicable grant date and the date of the next Annual Meeting, subject to continued service; will alternatively vest in full upon a change in control of the Company

Delayed Settlement. Each equity award granted on or after January 1, 2025 will be settled in shares upon the earlier of the six-month anniversary of the Eligible Director’s separation from service, death or disability, or within five days following a change in control of the Company

Chair	$125,000
Each Eligible Director	$70,000
Annual Committee Retainers	Chair	Other Members
Audit Committee	$35,000	$10,000
T&C Committee	$32,500	$7,500
N&CG Committee	$15,000	$5,000
Annual and Initial Restricted Stock Unit (“RSU”) Grants
Each Eligible Director	$200,000*

*
The number of RSUs subject to the RSU award is determined by dividing the value by the closing price for Class A common stock on the applicable grant date. For new directors, initial RSU award is prorated for the portion of the year served.

Director Compensation Limits. Under the Oscar Health, Inc. 2021 Incentive Award Plan (the “2021 Plan”), compensation for services as a non-employee director during any fiscal year of the Company may not exceed $750,000 (increased to $1,000,000 in the fiscal year of a non-employee director’s initial service as a non-employee director)

Director Deferred Compensation Plan
We maintain the Oscar Health, Inc. Amended and Restated Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). Under the plan, our Eligible Directors may elect to defer the cash component of their annual compensation until the earlier of their separation from service, death, or disability, or a change in control of the Company. In 2025, Messrs. Boyd, Gassen, and Plouffe elected to defer 100% of their annual cash retainers under the Deferred Compensation Plan.

Oscar Health, Inc.	17	2026 Proxy Statement

Director Compensation Table
The following table sets forth the compensation paid to or earned by our Eligible Directors during the year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Jeffery Boyd	210,000(3)	199,996	409,996
William (Bill) J. Gassen III	77,995(3)	199,996	277,991
Laura Lang	112,500	199,996	312,496
David Alexander Plouffe	85,000(3)	199,996	284,996
Elbert O. Robinson, Jr.(4)	33,001	—	33,001
Siddhartha Sankaran	70,000	199,996	269,996
Vanessa Ames Wittman	112,500	199,996	312,496

(1)
Messrs. Bertolini and Schlosser did not receive any compensation for their services as members of our Board in 2025; the compensation paid to Messrs. Bertolini and Schlosser for the services they provided to our Company during 2025 is reflected in the section titled, “Executive Compensation Tables—Summary Compensation Table.” Mr. Kushner, a member of our Board and our Vice Chair, is an executive officer of the Company, but is not an employee, nor did he receive any compensation for his service as a member of our Board in 2025.

(2)
Amounts in this column reflect the full grant date fair value of the RSU awards granted during 2025 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all RSU awards made to our directors in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. On June 4, 2025, each Eligible Director received a grant of 14,134 RSUs, having a grant date fair value of $199,996, all of which is included in the “Stock Awards” column, and which remained outstanding at the end of 2025. See “Director Compensation” above for a summary of the vesting schedules applicable to the annual director grants. In addition, as of December 31, 2025, Mr. Boyd had 116,666 option awards outstanding and Mr. Sankaran had 861,665 option awards outstanding.

(3)
Each of Messrs. Boyd, Gassen and Plouffe elected to receive payment of his annual cash retainer fees in the form of deferred RSUs pursuant to the Deferred Compensation Plan. Mr. Boyd received 13,326 deferred RSUs, Mr. Gassen received 4,969 deferred RSUs, and Mr. Plouffe received 5,393 deferred RSUs.

(4)	Mr. Robinson departed from the Board effective June 4, 2025.
Director Stock Ownership Guidelines
We maintain stock ownership guidelines that require our non-employee directors to own common stock with a value equal to at least five times (5x) their annual cash retainer (excluding committee and chair retainers). Determination of compliance with the guidelines will generally be made as of March 31st of each calendar year. Until a director meets these requirements, such director is subject to a holding requirement pursuant to which the director must retain all shares of our common stock held as of the date the director became subject to the guidelines, plus 100% of all net-settled shares received during that time from the vesting, settlement and/or exercise of equity awards. As of the date of this Proxy Statement, all of our non-employee directors have either met the applicable minimum stock ownership requirement or are subject to and in compliance with the holding requirement.
Director and Officer Indemnification and Insurance
Our Amended and Restated Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance.

Oscar Health, Inc.	18	2026 Proxy Statement

Other Corporate Governance Practices, Policies and Processes
Director Attendance
There were 8 meetings of the Board during the year ended December 31, 2025. During the year ended December 31, 2025, each director attended at least 75% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served, during the period in which he or she served as a director.
We do not maintain a formal policy regarding director attendance at our Annual Meeting; however, it is expected that absent compelling circumstances, directors will attend. Nine out of ten of the then-serving directors attended our Annual Meeting held in 2025.
Director Orientation and Ongoing Education
We provide new directors with a comprehensive orientation program to familiarize them with our Company’s financial, legal, compliance, and regulatory profile. New directors participate in introductory meetings with the Company’s executive management team and are provided materials and presentations on the Company’s strategic plan and key business issues, policies, and practices. Directors who will be serving as committee members also receive orientation specific to the committees on which they will serve.
The Company has also implemented a robust continuing education program. As part of this program, we engage internal and external speakers to educate our Board on a variety of matters. In 2025, key topics included, among others, medical economics, pharmacy and drug trends, and health policy trends. Such continuing education opportunities are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.
Code of Conduct
Integrity is central to our strategic goals and our vision. We are committed to preserving the trust of our members, providers, the healthcare community, employees, and stockholders. Our commitment to complying with all applicable laws and regulations is core to this trust. To that end, we have a written Code of Conduct that applies to our directors, officers, and employees. The Code of Conduct sets forth the Company’s policies and expectations on several topics, including conflicts of interest, fraud, waste and abuse, and anti-corruption. The Code of Conduct also sets forth the procedures for addressing conflicts of interest.
We have posted a current copy of the Code of Conduct in the “Governance” section of the “Investor Relations” page of our website located at ir.hioscar.com. We intend to post on our website all disclosures that are required by law or the rules of the NYSE concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Oscar Health, Inc.	19	2026 Proxy Statement

Contacting the Board
Stockholders may send communications on any topic to the Chair of the Board, the chair of any of the Board committees, the independent or non-employee directors, or the Board as a whole, by addressing such communications to the applicable party or parties in writing: c/o Secretary, Oscar Health, Inc., 75 Varick Street, 5th Floor, New York, New York 10013.
The Board will give appropriate attention to written communications that are submitted by stockholders or other interested parties, and will respond as appropriate. Our Secretary is responsible for monitoring communications from stockholders and other interested parties. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chair of the Board consider to be important for the directors to know.
Accessing our Governance Documents
Our Board has adopted Corporate Governance Guidelines, a Code of Conduct, and written charters for our N&CG Committee, Audit Committee and T&C Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Conduct in the “Governance” section of the “Investor Relations” page of our website located at ir.hioscar.com, or by writing to our Secretary at our offices at 75 Varick Street, 5th Floor, New York, New York 10013.

Oscar Health, Inc.	20	2026 Proxy Statement

EXECUTIVE COMPENSATION
Our Executive Officers
The table below identifies our current executive officers and indicates whether they were named executive officers (“NEOs”) in 2025; their biographies follow.

Name	Age	Position	NEO
Mark T. Bertolini(1)	69	Chief Executive Officer and Director	√
Mario Schlosser(1)	47	Co-Founder, President of Technology, Chief Technology Officer and Director	√
Joshua Kushner(1)	40	Co-Founder, Vice Chair of the Board and Director
Richard Scott Blackley (“Scott”)	57	Chief Financial Officer	√
Janet Liang	58	President of Oscar Insurance	√
Adam McAnaney	49	Chief Legal Officer	√

(1)
Biographies for Messrs. Bertolini, Schlosser, and Kushner are included in “Nominee Biographies” above. Mr. Kushner, our Co-Founder and Vice Chair, did not receive compensation and benefits from us during 2025 and is not a named executive officer.

Scott Blackley has served as our CFO since August 2023, and oversees our treasury, actuarial, financial reporting, capital management, internal audit, ERM, and investor relations functions. Prior to that, Mr. Blackley served as our Chief Transformation Officer from December 2022 to August 2023, and as our CFO from March 2021 to December 2022. Mr. Blackley previously served as Chief Financial Officer of Capital One Financial Corporation (“Capital One”), a financial services firm, from May 2016 to March 2021. Prior to that, he served as Capital One’s Controller and Principal Accounting Officer from March 2011 to May 2016. Before joining Capital One, Mr. Blackley held various executive positions at Fannie Mae, the SEC, and KPMG, LLP. Since November 2022, Mr. Blackley has served on the board of directors of SLM Corporation, and is currently the chair of its Audit Committee. Mr. Blackley holds a Bachelor of Science degree in Accounting from the University of Utah.
Janet Liang has served as President of Oscar Insurance since February 2025, and oversees our insurance and operations functions. Prior to joining the Company, Ms. Liang was a member of Kaiser Permanente’s National Executive Team and served as Executive Vice President, Group President and Chief Operating Officer, Care Delivery, for Kaiser Foundation Health Plan, Inc. and Hospitals from February 2020 to February 2025. She joined Kaiser Permanente in 2007 and held roles of increasing responsibility over her 15-year tenure there, including as the President of Kaiser Foundation Health Plan, Inc. and Hospitals of Hawaii and President of California. She also held executive roles over a 15-year career at Group Health Cooperative, a regional health plan in Washington State. Ms. Liang holds a Bachelor of Arts degree in Political Science from Boston University and a Masters in Health Administration from the University of Washington.
Adam McAnaney has served as our Chief Legal Officer since February 2025, and oversees our corporate governance, legal, regulatory, government affairs, and compliance functions. Prior to joining the Company, Mr. McAnaney served as the Chief Legal Officer and Secretary for Monogram Health, a leading value-based provider of in-home, evidence-based care and benefit management services for patients living with polychronic conditions, from September 2023 to January 2025. Prior to that, Mr. McAnaney served as the General Counsel and Secretary for Signify Health, Inc., a healthcare technology and services company, from June 2019 to March 2023. Before Signify, Mr. McAnaney served in roles of increasing responsibility at Aetna Inc. from 2011 to 2019. Prior to assuming leadership roles at Aetna, Mr. McAnaney worked in the New York, Frankfurt, and London offices of Sullivan & Cromwell LLP. Mr. McAnaney holds a Bachelor of Arts degree in Germanic Languages and Literatures from Yale University, and a Juris Doctor from Columbia Law School.

Oscar Health, Inc.	21	2026 Proxy Statement

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal (“Say-On-Pay”), gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Following this vote, the next Say-on-Pay vote will occur at our 2027 Annual Meeting.
We encourage our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board. However, the T&C Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through their vote on this proposal. The Board and the T&C Committee will consider the outcome of this vote in making future compensation decisions for our NEOs.
The Board recommends that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Oscar Health, Inc. approve, on an advisory (non-binding) basis, the 2025 compensation of Oscar Health, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Oscar Health, Inc.’s proxy statement for the 2026 Annual Meeting of Stockholders.”

The Board of Directors recommends a vote FOR this proposal.

Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our NEOs, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal year 2025, and the material factors considered in making those decisions. Messrs. Bertolini, Schlosser, Blackley, McAnaney, and Ms. Liang served as our NEOs for the year ended December 31, 2025.

Oscar Health, Inc.	22	2026 Proxy Statement

Executive Summary
The T&C Committee is steadfastly committed to a pay-for-performance philosophy that aligns our executive compensation program with the Company’s strategic goals, financial performance, and the long-term interests of our stockholders. The T&C Committee’s compensation decisions for 2025 reflect the challenging industry dynamics of the year and our management team’s successful execution to manage these headwinds, including the steps management took during the open enrollment period in 2025 to enable the Company to achieve record membership in 2026. Our management team’s execution was driven in part by our dedicated focus on having the right leaders in key roles. In the first quarter of 2025, the Company welcomed Janet Liang as our new President of Oscar Insurance and Adam McAnaney as our new Chief Legal Officer. Additionally, in the fourth quarter of 2025, the Company extended its employment agreement with the CEO, ensuring his continued long-term leadership through at least April 1, 2029.

2025 Year in Review	Key 2025 Compensation Decisions	Looking Ahead to 2026
Reset year for individual market	Annual incentive program payout of 91.0% of target	Secured continued CEO leadership for the long-term
Improvement in key metrics 28% increase in year-over-year revenue to $11.7 billion 160 basis point improvement in our SG&A expense ratio	Long-term incentive plan 50% RSUs 50% performance-based RSUs (“PSUs”)
Strongly positioned to deliver significant margin expansion and a return to profitability in 2026
Record 2026 open enrollment period
Continued above-market growth, with 3.4 million members as of February 1, 2026
Nearly doubled market share, from 17% to 30%, across our footprint

Strategically added to our executive team Janet Liang and Adam McAnaney	Did not grant equity awards to our CEO

Oscar Health, Inc.	23	2026 Proxy Statement

2025 Year in Review

•
2025 Business Environment and Performance. 2025 was a “reset year” for the individual market. The industry-wide increase in market morbidity, driven by factors such as Medicaid lives entering the market and program integrity initiatives, was a significant headwind throughout the year, and the Company reported a $396.3 million loss from operations. Despite this challenging environment, our management team demonstrated disciplined execution, taking cost management actions that contributed to an approximate 160 basis point improvement in our SG&A expense ratio to 17.5%. The Company also experienced above-market membership growth in 2025, which drove a 28% increase in year-over-year revenue to $11.7 billion.
•
Securing Key Leadership. We remain focused on building the leadership strength needed to support our long-term growth and operational excellence. In 2025, we strategically added to our executive team Janet Liang and Adam McAnaney, experienced leaders with deep knowledge in key areas of our business. These executives bring valuable perspective and decades of experience navigating the opportunities and challenges of the health insurance industry. We believe their leadership helps strengthen the Company’s foundation and positions us for sustained success in the years ahead.
For more information on the new hire awards and incentives granted to these executives in connection with the commencement of their employment, see “New Hire Awards and Incentives” on page 40.

2025 was a “reset year” for the individual market
Improvement in key metrics
•
28% increase in year-over-year revenue to 11.7 billion
•
160 basis point improvement in our SG&A expense ratio
Strategically added to our executive team Janet Liang and Adam McAnaney

Key 2025 Compensation Decisions

•
2025 Annual Incentive Program Achievement. In 2025, the T&C Committee updated the Company’s annual incentive program design to further align it with the Company’s pay for performance philosophy. Under our 2025 annual bonus program, the aggregate bonus pool for the Company’s most senior executives (the “Executive Bonus Pool”) was funded based on the Company’s achievement of pre-established, rigorous performance goals. Once the Executive Bonus Pool was funded, the T&C Committee determined the final payout to each executive officer (other than the CEO) based on the executive’s achievement of individual performance and leadership goals. The CEO’s annual bonus was determined solely based on the achievement of the Company’s performance goals.
The T&C Committee set rigorous Company performance metrics focused on key value drivers: profitability, revenue growth, expense management, and improving the membership and provider experience. Notably, as a result of stockholder feedback received in 2024 expressing a preference for non-overlapping metrics in short-term and long-term incentive plans, in 2025 we replaced the Adjusted EBITDA metric in our annual cash incentive program with Operating Margin. Operating Margin was chosen specifically to round out the annual incentive program’s metrics, ensuring a comprehensive evaluation of performance by capturing profitability, including the impact of risk adjustment and medical expenses. It complements Direct & Assumed Premium, which measures growth, and Direct SG&A Ratio, which measures expense management (in each case, excluding the impact of risk adjustment).
Annual incentive program payout of 91.0% of target

Oscar Health, Inc.	24	2026 Proxy Statement

In furtherance of the Company’s commitment to a pay-for-performance culture, and in acknowledgement of the challenging industry dynamics of the year, the T&C Committee exercised downward discretion, approving an Executive Bonus Pool funding of 91.0% of target, despite formulaic achievement of our Company performance goals at 105.9% of target. In recognition of our management team working together to successfully execute and address these headwinds, including the steps management took during the open enrollment period in 2025 to enable the Company to achieve record membership in 2026, the T&C Committee determined that each of our NEOs achieved his or her individual goals at 100%.
For more information, see “Annual Incentive Compensation” on page 33.

•
2025 Long-Term Incentive Program. To retain and further align the interests of our executives with those of our stockholders, our T&C Committee designed a long-term incentive program for 2025 that ties our equity-based award structure to the Company’s long-term strategy and achievement of our multi-year financial plan. In 2025, the annual equity grant for our NEOs (other than Mr. Bertolini) consisted of an equally weighted mix of time-based RSUs and PSUs intended to drive the executive management team towards the achievement of performance objectives focused on stockholder value creation. The RSUs vest over a three-year period, subject to the executive’s employment. The PSUs cliff vest at the end of a three-year performance period covering 2025 through 2027, and are tied to the Company’s achievement of a rigorous cumulative Adjusted EBIT(1) target, with a relative TSR modifier, as well as continued employment.
See “2025 NEO Equity Awards” on page 37 and “2025 PSU Annual Awards” on page 38 for more information.
•
No CEO Equity Awards in 2025. When Mr. Bertolini joined the Company in April 2023, he was granted a sign-on RSU award and a sign-on PSU award, which provided an opportunity to vest based both on the achievement of specified stock price performance goals and continuation of service. The first and second stock price hurdles of the PSU award were achieved in March and May of 2024, respectively, and the third stock price hurdle was not achieved. In connection with awarding his sign-on equity awards, the T&C Committee did not grant Mr. Bertolini additional long-term incentive or equity-based awards in 2024 or 2025.
Long-term incentive plan 50% RSUs 50% performance-based RSUs (“PSUs”) Did not grant equity awards to our CEO in 2025

Oscar Health, Inc.	25	2026 Proxy Statement

Looking Ahead to 2026

•
Secured CEO Leadership for the Long-Term. On December 22, 2025, the Company entered into an Amended and Restated Employment Agreement (the “A&R Employment Agreement”) with Mr. Bertolini to secure his continued leadership until at least April 1, 2029, and on March 2, 2026 awarded Mr. Bertolini equity-based awards with performance terms consistent with the terms granted to our other NEOs in 2026. The awards consist of an equally weighted mix of time-based RSUs that vest over a three-year period, and PSUs that cliff vest at the end of a three year performance period covering 2026 to 2028, in each case, subject to continued employment or service as the Company’s CEO or a member of the Board. Due to challenges in setting three-year financial targets in the current market and regulatory environment, and as a result of stockholder feedback, the T&C Committee designed the performance component of the PSU award to drive substantial returns to stockholders through relative TSR outperformance over the long-term, and ensured further alignment with the stockholder experience by including a cap on payouts in the event the Company’s absolute TSR is negative. Other than these awards, Mr. Bertolini is not expected to be eligible to receive a long-term incentive or equity-based compensatory award prior to calendar year 2029.
For more information, including on the equity awards granted in 2026 to our named executive officers, including Mr. Bertolini, see “2026 Compensation Actions” on page 42.
Secured continued CEO leadership for the long-term
•
Building for Sustainable Growth and Profitability. Through the management team’s decisive actions in 2025, including executing on its disciplined pricing, distribution and product strategy, we believe the Company is strongly positioned to deliver significant margin expansion and a return to profitability in 2026. The 2026 open enrollment period was a record for the Company, resulting in 3.4 million members as of February 1, 2026, demonstrating the Company’s continued above-market growth. Additionally, the Company nearly doubled its market share, from 17% to 30%, across its footprint. This record membership, increase in market share, and top-line growth lay a strong foundation for the year ahead.

(1)
Adjusted EBIT is a financial measure that is not prepared in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement defines this and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures, where applicable.

Strongly positioned to deliver signiﬁcant margin expansion and a return to proﬁtability in 2026
Record 2026 open enrollment period
Continued above-market growth, with 3.4 million members as of February 1, 2026
Nearly doubled market share, from 17% to 30%, across our footprint

Oscar Health, Inc.	26	2026 Proxy Statement

Overview of Executive Compensation Elements
The chart below summarizes the various elements of our 2025 annual compensation program. Further details on each of these compensation elements are provided in the sections that follow.

Type	Element	Link to Stockholder Value	Features
Fixed	Base Salary	• Provide baseline compensation to attract and retain key executive talent in a competitive marketplace	• Cash-based compensation
Variable, at-risk, performance-based	Annual Incentive	• Incentivize and reward the achievement of financial, strategic, and operational performance metrics • Promote retention of key executive talent
•
Cash-based compensation
•
Based on key performance goals tied to our strategy
•
Company performance goals based 80% on financial metrics (Operating Margin, Direct and Assumed Premiums, Direct SG&A Ratio) and 20% on strategic and operational metrics (excellence in member and provider operations)(1)
•
For NEOs other than our CEO, also takes into account individual performance
•
Maximum opportunity capped

Long-term Equity Incentives(2)
PSUs
•
Reward achievement of long-term financial performance and outperformance against peers, creating long-term stockholder value and aligning executive and stockholder interests
•
Promote long-term retention of key executive talent

•
Cliff vest after long-term, 3-year performance
period
•
Reward achievement of a long-term financial
performance goal (Adjusted EBIT) and
outperformance against peers (relative TSR)(1)
•
Maximum opportunity capped

	Time-based RSUs	• Align executive and stockholder interests, as realizable value is directly tied to our stock price • Promote long-term retention of key executive talent	• Vest in quarterly installments over a 3-year period

(1)
Direct & Assumed Premiums, Direct SG&A Ratio and Adjusted EBIT are financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures, where applicable.

(2)
Includes our annual long-term equity grants; excludes the new hire awards made to Ms. Liang and Mr. McAnaney. Mr. Bertolini received sign-on RSU and PSU awards when he joined the Company in 2023. The T&C Committee did not grant Mr. Bertolini additional long-term incentive or equity-based compensatory awards prior to calendar year 2026, and Mr. Bertolini was not eligible for an award in 2024 or 2025.

Oscar Health, Inc.	27	2026 Proxy Statement

Our Executive Compensation Objectives and Philosophy
The T&C Committee continuously reviews the Company’s executive compensation program to ensure alignment with the long-term interests of our stockholders and the Company’s compensation objectives. Our executive compensation program is designed to maximize stockholder value by rewarding our NEOs for strong performance, and to attract and retain top talent in a competitive marketplace.
Our philosophy is to pay for performance. We achieve this by delivering the majority of compensation in the form of at-risk, variable pay that is directly tied to clearly articulated financial, strategic, and operational performance measures. To ensure alignment with the interests of our stockholders, as part of our long-term equity incentive plan, we also assess our TSR relative to our peers. In addition, to further incentivize the creation of long-term, sustainable stockholder value, we structure the majority of our NEOs’ compensation opportunity in the form of long-term equity, tying the realizable value of this compensation directly to our stock price.
Our executive compensation program also aims to attract and retain top talent in healthcare, technology, insurance, and general industry by balancing market best practices with offering compensation packages that distinguish us within the market. We aim to achieve this in a manner that is systematic, equitable, and rooted in data.
Our executive compensation program aligns with our broader equity compensation program, which is based on four key principles:
•	We believe it is important for our executives to participate in long-term value creation.
•	We aim to retain and reward high-performing executives by awarding them cash and equity incentives as part of their compensation package.
•
Equity is a long-term incentive granted as a strategic component of compensation to promote retention and alignment with Company goals that are viewed as drivers of sustainable long-term value creation.

•	Equity awards are sized based on market competitive analysis by job type as well as Company performance while also considering potential dilution.
The graphs below summarize the 2025 base salaries and target annual incentive and long-term equity incentive opportunity for each of our CEO and our other NEOs as a group, excluding the new hire awards made to Ms. Liang and Mr. McAnaney.(1)

(1)
Assumes annualized base salaries of $600,000 for each NEO, which were the base salaries at the time the T&C Committee considered in setting target compensation for the year. As discussed below, Mr. Bertolini’s base salary was increased to $1,300,000 effective as of December 22, 2025. Assumes annualized annual incentives calculated as a percentage of such annualized base salaries. For Mr. Bertolini, the target long-term incentive percentage was calculated by annualizing over three years the grant date fair value of his sign-on, long-term incentive awards granted in 2023; for all other NEOs, the target long-term incentive percentage assumes the target long-term equity award values approved by the T&C Committee for 2025 (excluding their new hire awards), as shown on page 37. Percentages may not sum due to rounding.

Oscar Health, Inc.	28	2026 Proxy Statement

Compensation Governance and Best Practices
To support the goals of our executive compensation program and reinforce our pay-for-performance philosophy, the T&C Committee continues to apply strong governance practices. These include reducing undue compensation-related risk through a balanced mix of incentive vehicles that collectively encourages business performance, retention, and sustainable long-term value creation. The T&C Committee also maintains risk-mitigation measures, including stock ownership guidelines and a clawback policy.
The T&C Committee understands that the long-term effectiveness of our executive compensation program depends on a solid governance framework. Accordingly, it regularly reviews external executive pay practices, stockholder input, and market trends, and incorporates these insights when updating the program, as outlined below.

What We Do
Pay for performance
Emphasize performance-based, variable, at-risk compensation
Emphasize the use of equity compensation to reward long-term value creation and promote executive retention
Utilize financial, strategic, and operational metrics closely tied to our growth drivers
Cap maximum payouts for our annual and long-term incentive plan
Maintain robust stock ownership guidelines for our executives and non-employee directors
Maintain an SEC- and NYSE-compliant clawback policy
Engage an independent compensation consultant to advise our T&C Committee
Maintain double-trigger change in control provisions
Regularly engage with stockholders on compensation topics

What We Do Not Do
No uncapped incentives
No guaranteed annual incentives
No guaranteed pay increases
No single-trigger cash payments or benefits upon a change in control
No hedging or pledging of our stock
No significant perquisites
No excise tax gross-ups

Oscar Health, Inc.	29	2026 Proxy Statement

2025 Stockholder Advisory Vote on Executive Compensation and Stockholder Engagement
At our 2025 Annual Meeting, approximately 100% of the votes cast in the Say-on-Pay vote were in favor of the Say-on-Pay vote. We view this level of stockholder support as affirmation of our current executive compensation programs and policies and our pay for performance philosophy.
As a part of our corporate governance practices, in 2025, we reached out to fifteen stockholders, representing about 35% of our outstanding shares held by non-controlling stockholders, and had engagements with 73% of these non-controlling stockholders. During these meetings, investors provided valuable insights and perspectives on our executive compensation program and practices. Below, we highlight a few of the topics discussed during these engagements and actions we have taken as a result.

Topic	What we heard	What we did
Incentive program metrics	Preference for non-overlapping metrics in short-term and long-term incentive plans	As a result of stockholder feedback received in 2024, in 2025, we replaced the Adjusted EBITDA metric in our annual cash incentive program with Operating Margin. See page 34.
Preference for TSR metrics in long-term incentive plans rather than Company financial metrics
Due to challenges in setting three-year financial targets in the current market and regulatory environment, and as a result of stockholder feedback, the PSUs awarded in 2026 will be earned based solely on the Company’s TSR performance relative to the 2026 rTSR Peer Group, subject to an absolute TSR cap. See page 42.

Alignment of pay and performance	Desire to better understand factors impacting the composition of the compensation benchmarking peer group and the relative TSR peer group used for our performance-based equity awards	We have bolstered our disclosure around the comprehensive annual review of the peer groups undertaken by our T&C Committee, and the factors considered in determining each peer group. See page 39.

Oscar Health, Inc.	30	2026 Proxy Statement

Compensation-Setting Process
Oversight of Compensation
Our T&C Committee, which is comprised solely of independent directors, is responsible for reviewing and determining the compensation to be provided to our NEOs, including our CEO. The T&C Committee is also responsible for overseeing the administration of our equity plans, as well as talent management and succession planning.
The T&C Committee may delegate certain of its authority to one or more subcommittees as it deems appropriate from time to time. The T&C Committee may also delegate to an officer the authority to grant equity awards to certain employees, and has delegated to the CEO and the CFO, jointly in their capacity as officers of the Company, the authority to approve changes or amendments to the vesting or exercise schedules of awards granted under our equity incentive plan, other than for certain officers and for directors.
Annual Compensation Review
The T&C Committee annually reviews and determines the compensation to be provided to our NEOs. The T&C Committee makes these determinations based on a variety of factors, including the recommendations of the CEO (other than with respect to the CEO’s own compensation), current and past total compensation, competitive market data provided by the T&C Committee’s independent compensation consultant, Company performance, and each executive’s individual performance. The T&C Committee also considers the annual operating plan and three-year strategic plan crafted by management, which serve as a valuable input in setting compensation targets. The T&C Committee then exercises its judgment to determine the appropriate structure and level of executive compensation, including any adjustments to base salaries, incentive opportunities, and equity award levels and composition. The T&C Committee also assesses each pay element individually and in total to confirm that the overall compensation package aligns with the Company’s compensation philosophy and strategic market positioning.
Role of the Compensation Consultant
The T&C Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. During 2025, the T&C Committee engaged a compensation consultant, FW Cook, to assist in benchmarking the compensation of our non-employee directors and executive officers and evaluating the appropriateness of the executive compensation program structure in supporting our business strategy and talent objectives. This included a review of compensation levels and awards under our long-term incentive program, the structure and terms of our incentive compensation plans and awards, executive compensation trends and regulatory developments, our compensation peer group, CEO compensation, non-employee director compensation, and assistance with our proxy statement disclosures, as well as our compensation risk assessment.
FW Cook reports directly to the T&C Committee and regularly attends and participates in T&C Committee meetings, including executive sessions. FW Cook did not provide any services to the Company in 2025 other than through its engagement by the T&C Committee. The T&C Committee performed its annual independence review of FW Cook under NYSE and SEC rules and determined that the work of FW Cook did not raise a conflict of interest.

Oscar Health, Inc.	31	2026 Proxy Statement

Compensation Peer Group
The T&C Committee uses a peer group that serves as a primary reference point for various compensation analyses (the “Compensation Peer Group”), including NEO compensation levels, incentive plan design, and non-employee director compensation. The T&C Committee considers data from the Compensation Peer Group alongside multiple surveys when evaluating executive pay levels.
In September 2024, we developed the below Compensation Peer Group with FW Cook, which informed the T&C Committee’s review of our executive compensation program for fiscal year 2025. The Compensation Peer Group reflects a hybrid approach intended to reflect the Company’s disruptive business model and talent strategy that straddles the managed care and healthcare technology industries. The T&C Committee selected the Compensation Peer Group companies based on a combination of relevant factors, including industry classification, business model, and size (including employee count, revenue, and market capitalization). In September 2024, when the Compensation Peer Group was approved, we were centrally positioned within the group, as our projected 2024 revenues were between the group’s median and 75th percentile, while our market cap was between the 25th percentile and median.

2025 Compensation Peer Group
Agilon Health	Alignment Healthcare	Concentrix
DaVita	Encompass Health	Evolent Health
GoodRx	HealthEquity	Labcorp
Molina Healthcare	Privia Health	Quest Diagnostics
R1 RCM	Teladoc Health	Tenet Healthcare

In September 2025, the T&C Committee, with the assistance of FW Cook, conducted its annual review of the Compensation Peer Group and determined that two of the companies, GoodRx and R1 RCM (which was acquired at the end of 2024), fell outside one or more of the defined parameters and removed them from the group to better reflect the Company’s larger size.
In addition to the Compensation Peer Group, we have developed a second peer group that is used for the relative TSR component of our 2025 annual PSU awards. For more information, see the section entitled “rTSR Modifier” below.

Oscar Health, Inc.	32	2026 Proxy Statement

2025 Executive Compensation Program
Base Salary
The base salaries of our NEOs are an important part of their total compensation package, and are intended to provide financial certainty and stability. To foster teamwork and ensure internal pay equity, we utilize a cohort approach that aligns base salary across certain executive roles. Cohort compensation levels are determined by holistically considering factors relating to our business, the competitive market for top-tier talent, and the applicable executives—including future potential, individual performance, market insights, succession planning, retention, and leadership continuity.
Except as noted below with respect to Mr. Bertolini, the T&C Committee did not approve any salary increases for our NEOs for the 2025 fiscal year, and each of our NEO’s annual base salary was $600,000 (prorated for the partial year of service for Ms. Liang and Mr. McAnaney).
On December 22, 2025, we entered into an amended and restated employment agreement with Mr. Bertolini that increased Mr. Bertolini’s salary from $600,000 to $1,300,000, effective as of December 22, 2025. Mr. Bertolini’s salary now falls within the median and the 75th percentile of market practice, which the T&C Committee believes more appropriately reflects his experience, skill set, and performance. For more information, see “Mr. Bertolini Amended and Restated Employment Agreement and 2026 Awards” below.
Annual Incentive Compensation
We consider annual cash incentive bonuses to be an important component of our total compensation program in incentivizing achievement of our near-term priorities that are expected to drive sustainable long-term stockholder value. Each of our NEOs is eligible to receive an annual performance-based target incentive amount expressed as a percentage of the base salary paid to the executive during the performance year. The NEOs’ 2025 target bonus opportunities are set forth in the “2025 NEO Annual Incentive Payouts” table below.
The 2025 annual bonus program for each of our NEOs (other than for our CEO) was updated from the 2024 program to maintain focus on achievement of corporate goals while enhancing accountability for individual performance. Under the 2025 annual bonus program, the Executive Bonus Pool was funded based upon the Company’s achievement of pre-established, rigorous goals related to the metrics described below. The 2025 program was structured such that the Executive Bonus Pool would fund at 100% if each goal was achieved at the target level of performance, with total potential Executive Bonus Pool funding capped at 200% of the target Executive Bonus Pool.
Once the Executive Bonus Pool was funded, the individual bonus for each of our NEOs, other than Mr. Bertolini, was based upon the NEO’s actual achievement of pre-determined individual performance goals, in order to more closely align final payouts with individual contributions. Mr. Bertolini’s annual incentive payout was based entirely on the achievement of the Company’s performance goals.
Awards are paid out, if earned, based on the following formula:

(1)	Our CEO’s payout is in line with the Company performance goal achievement, and is not subject to individual performance goals.
(2)	In the aggregate, final awards for the executives subject to the Executive Bonus Pool, including all of our NEOs, cannot exceed the total Executive Bonus Pool funding.

Oscar Health, Inc.	33	2026 Proxy Statement

Performance Metric Selection

Measure	Reason for Selection
Operating Margin(1)	• Key measure of profitability • Includes impact of risk adjustment and medical expenses • Tied to external targets
Direct & Assumed Premiums(2)
•
Critical measure of our top-line growth goals
•
Excludes impact of risk adjustment, which is based on external factors (i.e., the health status of our members relative to the overall health status of all individuals in a given state or market)

Direct Selling, General and Administrative (“SG&A”) Ratio(2)	• Important measure of our ability to control costs within the business and drive efficiency • Excludes impact of risk adjustment
Excellence in Member and Provider Operations(3)	• Measures operational improvements tied to the membership and provider experience

(1)	Operating Margin is defined as Earnings (loss) from operations divided by Total revenue.
(2)
Direct & Assumed Premiums and Direct SG&A Ratio are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

(3)	To measure achievement, the T&C Committee at year-end reviews performance against rigorous quantitative pre-set goals.
Company Performance Goals. The T&C Committee sets rigorous annual goals, such that target goals are achieved by maintaining sound process and execution, and above-target goals require outstanding performance. The Company’s annual operating plan serves as the basis for the goals that are set, and takes into account the prior year’s results, the anticipated macroenvironment, and the Company and industry outlooks for the year.
As a result of stockholder feedback received in 2024 expressing a preference for non-overlapping metrics in short-term and long-term incentive plans, in 2025, we replaced the Adjusted EBITDA metric in our annual cash incentive program with Operating Margin. Operating Margin was chosen specifically to round out the annual incentive program’s metrics, ensuring a comprehensive evaluation of performance by capturing profitability, including the impact of risk adjustment and medical expenses. It complements Direct & Assumed Premium, which measures growth, and Direct SG&A Ratio, which measures expense management (in each case, excluding the impact of risk adjustment). The financial, operational and strategic metrics currently used in our annual incentive program are intended to support the achievement of key objectives and reflect what we consider our primary drivers of stockholder value: increasing profitability, increasing revenue, managing expenses within our business, and continuously refining core operations tied to the membership and provider experience.
The Company’s actual results are measured against these goals to determine performance on these metrics. Mr. Bertolini’s annual incentive payout is based entirely on the achievement of the Company’s performance goals.
Individual Performance Goals. For each NEO other than Mr. Bertolini, in the first half of 2025, the T&C Committee also set individual quantitative and qualitative business unit-specific goals, as well as goals tied to compliance and regulatory considerations, succession planning, and leadership behaviors, in order to more closely align final payouts with individual contributions. These individual goals were established with input and recommendations from Mr. Bertolini. At year-end, each individual’s performance was reviewed against these goals to determine each NEO’s final payout.

Oscar Health, Inc.	34	2026 Proxy Statement

2025 Achievement

Metric	Weight	Threshold (30%)	Target (100%)	Maximum (200%)	Actual Performance	Metric Achievement	Weighted Achievement
Operating Margin(1)	40%	1.8%	2.7%	3.5%	(3.4)%	0.0%	0.0%
Direct and Assumed Premiums(2)(3)	20%	$11.6 billion	$12.9 billion	$14.2 billion	$14.1 billion	192.5%	38.5%
Direct SG&A Ratio(2)(4)	20%	17.0%	15.6%	14.5%	14.6%	186.0%	37.2%
Excellence in Member and Provider Operations(5)	20%	30%	100%	200%	150.9%	150.9%	30.2%
Achievement of Company Performance Goals							105.9%(6)
Executive Bonus Pool Funding After T&C Committee Exercised Downward Discretion							91.0%(7)

(1)
70% payout was achieved with 2.2% Operating Margin; 130% payout was achieved with 3.1% Operating Margin; for results that fell between any of the identified levels, the payout was determined using straight line linear interpolation.

(2)
Direct & Assumed Premiums and Direct SG&A Ratio are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

(3)
70% payout was achieved with $12.5 billion of Direct & Assumed Premiums; 130% payout was achieved with $13.3 billion of Direct & Assumed Premiums; for results that fell between any of the identified levels, the payout was determined using straight line linear interpolation.

(4)
70% payout was achieved with 16.2% Direct SG&A Ratio; 130% payout was achieved with 15.0% Direct SG&A Ratio; for results that fell between any of the identified levels, the payout was determined using straight line linear interpolation.

(5)
The T&C Committee set quantitative goals that measure improvements tied to the membership and provider experience, and at year-end reviewed performance against these pre-set goals to determine achievement. The threshold and maximum payouts were 30% and 200%, respectively, of the applicable target opportunity. Interim payouts were set at 70% and 130%. Payout for performance between these specified levels was determined using linear interpolation.

(6)	Totals may not sum due to rounding.
(7)	As described below, the T&C Committee exercised downward discretion to approve an achievement level of 91.0%.
Company Performance Goals Achievement. Based on our achievement of our Company performance goals in 2025, our T&C Committee determined that the Executive Bonus Pool would have been funded at 105.9% of target. However, in acknowledgement of the challenging industry dynamics of the year, and the resulting negative impact on the Company’s 2025 earnings, the T&C Committee exercised downward discretion, approving Executive Bonus Pool funding of 91.0% of target.
Individual Performance Goals Achievement. In addition, in recognition of our management team working together to successfully execute and address the industry headwinds, including the steps management took during the open enrollment period in 2025 to enable the Company to achieve record membership in 2026, the T&C Committee evaluated each NEO’s (other than Mr. Bertolini’s) quantitative and qualitative business unit-specific goals, as well as goals tied to compliance and regulatory considerations, succession planning, and leadership behaviors, and determined that each of our NEOs (other than Mr. Bertolini who does not have individual goals) achieved his or her individual goals at 100%.

Oscar Health, Inc.	35	2026 Proxy Statement

2025 NEO Annual Incentive Payouts
The T&C Committee did not approve any increases in the annual incentive program target opportunity for any of our NEOs for the 2025 performance period. The following table shows our NEOs’ target bonus opportunities for 2025, as a percentage of base salary, and the payouts under our 2025 annual incentive program for each NEO based on performance results:

Named Executive Officer	2025 Base Salary Paid(1)	Target Annual Incentive (% of Base Salary Paid)	Target Annual Incentive	Company Performance Goal Achievement(2)	Individual Performance Goal Achievement(3)	Final Award
Mark T. Bertolini	$619,177	30%	$185,753	91.0%	—	$169,036
Mario Schlosser	$600,000	100%	$600,000	91.0%	100.0%	$546,000
Scott Blackley	$600,000	80%	$480,000	91.0%	100.0%	$436,800
Janet Liang	$511,233	100%	$511,233	91.0%	100.0%	$465,222
Adam McAnaney	$511,233	60%	$306,740	91.0%	100.0%	$279,133

(1)
Mr. Bertolini’s base salary paid reflects his salary increase, effective as of December 22, 2025. Ms. Liang and Mr. McAnaney’s base salaries paid are for the portion of the year that they were employed.

(2)	Despite formulaic achievement of our Company performance goals at 105.9% of target, the T&C Committee exercised downward discretion, and approved an Executive Bonus Pool funding of 91.0% of target.
(3)	Mr. Bertolini’s annual incentive payout is based entirely on the achievement of the Company’s performance goals.

Oscar Health, Inc.	36	2026 Proxy Statement

Long-Term Equity Incentives
Objectives and Key Features of 2025 Annual Equity Awards
We view equity-based compensation as the most critical component of our executive compensation program, as it aligns the interests of our executive officers with those of our stockholders over the long-term by rewarding achievement of financial and stock price performance, and promotes retention of our key talent through multi-year vesting requirements.
The following describes the combination of equity-based vehicles we granted to our NEOs, other than Mr. Bertolini, in 2025 to achieve these objectives:

Vehicle	Key Features
PSUs
•
100% performance-based and subject to forfeiture in event of underperformance
•
Focus executives on a critical financial metric, generating long-term stockholder value
•
Rewards outperformance against peers; penalizes underperformance against peers
•
Cliff-vest after completion of the three-year performance period
•
Earned at 0% to 280% of target based on cumulative three-year Adjusted EBIT (2025-2027) and a three-year relative TSR modifier

Time-Based RSUs
•
Vest over a three-year period in 12 equal quarterly installments beginning on June 1, 2025, subject to the executive’s continued service
•
Promote long-term retention, stock ownership, and alignment of interests with stockholders as realizable value of award is tied to stock price performance

2025 NEO Equity Awards
As further discussed in “Compensation-Setting Process” above, the T&C Committee reviewed the Compensation Peer Group information provided by FW Cook, Company performance, individual performance, market trends, and the views of the CEO (in the case of the other NEOs) and the other non-employee directors of the Board, and applied its judgment to determine that the 2025 annual equity awards were appropriate and aligned with our compensation philosophy and strategic market positioning.
In 2025, the T&C Committee approved the following annual equity awards:

Named Executive Officer	2025 Target PSU Award Value(1)	2025 Target RSU Award Value(2)	2025 Total Long-Term Equity Award Value(3)
Mark T. Bertolini(4)	—	—	—
Mario Schlosser	$2,665,000	$2,665,000	$5,330,000
Scott Blackley	$1,600,000	$1,600,000	$3,200,000
Janet Liang	$1,500,000	$1,500,000	$3,000,000
Adam McAnaney	$950,000	$950,000	$1,900,000

(1)
The number of shares of Class A common stock subject to each PSU award presented in the table relates to the target level of PSUs, and was determined by dividing the dollar-denominated value of the award by the average per share closing price of the Company’s Class A common stock for the 30 consecutive trading days prior to (and including) the date immediately preceding March 1, 2025.

(2)
The number of shares of Class A common stock subject to each RSU award was determined by dividing the dollar-denominated value of the award by the average per share closing price of the Company’s Class A common stock for the 30 consecutive trading days prior to (and including) the date immediately preceding March 1, 2025.

(3)
The 2025 annual equity awards are subject to accelerated vesting provisions and other terms and conditions in connection with a change in control and qualifying terminations of employment, as described below in the section entitled, “Potential Payments Upon Termination or Change in Control.”

(4)
Mr. Bertolini received sign-on RSU and PSU awards when he joined the Company in 2023. The T&C Committee did not grant Mr. Bertolini additional long-term incentive or equity-based compensatory awards in 2024 or 2025.

Oscar Health, Inc.	37	2026 Proxy Statement

2025 PSU Annual Awards
Performance Metric Selection
Our PSUs align the interests of our executives with those of our stockholders by focusing our executives on a critical financial metric, generating long-term stockholder value, and rewarding outperformance against our peers. Further details on the PSU performance metrics are below:

Measure	Reason for Selection
Adjusted EBIT(1)	• Strongly correlated with our ability to drive long-term stockholder value • Prevalent, industry-relevant measure of growth
Relative TSR
•
Measures the Company’s TSR compared to the TSR of each company in a selected peer group over a specific period
•
Offers clear alignment between the interests of management and our stockholders
•
Indicator of long-term performance
•
Relative (as opposed to absolute) nature of goal accounts for macroeconomic factors and factors impacting the broader industry

(1)
Adjusted EBIT is a financial measure that is not prepared in accordance with GAAP. We generally define “Adjusted EBIT” as the Company’s Earnings (loss) from operations, as reported in the Company’s Annual Report on Form 10-K, further adjusted to exclude the impact of quota share reinsurance, asset impairments, transaction-related expenses, restructuring expenses, significant severance obligations and other non-recurring expenses that do not relate to ongoing business performance, and which is calculated on a cumulative basis over the relevant performance period. Appendix A to this Proxy Statement defines this and other non-GAAP financial measures.

Rigorous Goal Setting
In 2025, the T&C Committee granted our annual PSU awards following the completion of our three-year strategy and financial model, and set target goals that incentivize the achievement of our long-term goals, as well as maximum payouts that incentivize outperformance of our long-term goals.
2025 Financial Performance Targets
The annual PSU awards granted in 2025 provide the opportunity to earn and vest in a number of PSUs based on the Company’s attainment of an Adjusted EBIT goal, with an rTSR modifier, during the three-year performance period from January 1, 2025 through December 31, 2027 (the “Final Earned PSUs”). Any Final Earned PSUs will vest on the last day of the performance period, subject to the executive’s continued service.
The calculations for the payout of the 2025 PSU award will be as follows:

Adjusted EBIT. If we achieve at least threshold performance of Adjusted EBIT during the performance period, a percentage of the target number of PSUs will become earned, as set forth in the table below (such earned PSUs, the “Earned Adjusted EBIT PSUs”), with payout for performance between levels determined based on linear interpolation in the event that Adjusted EBIT performance falls between “threshold” and “target,” “target” and “stretch” or “stretch” and “maximum”. There are no payouts for performance below “threshold.”

Performance	Below Threshold	Threshold	Target	Stretch	Maximum
Percentage of Target PSUs Earned	0%	50%	100%	150%	200%

Oscar Health, Inc.	38	2026 Proxy Statement

rTSR Modifier. To determine the Final Earned PSUs, the Earned Adjusted EBIT PSUs will be multiplied by the rTSR Modifier, determined in accordance with the following table:

Adjustment Type	3-Year Relative TSR Positioning vs. 2025 rTSR Peer Group	rTSR Modifier
Top Quartile: Upward Adjustment ↑	Rank 1	1.40x
	Ranks 2-3	1.25x
Middle Quartiles: No Adjustment	Ranks 4-9	1.0x (No Adjustment)
Bottom Quartile: Downward Adjustment ↓	Ranks 10-12	0.75x

In 2025, the T&C Committee reviewed the peer group used for measuring rTSR for purposes of PSUs achievement. The peer group was previously composed of Centene Corporation, Molina Healthcare, Inc., CVS Health Corporation, Cigna Group, Elevance Health, Inc., Agilon Health Inc., Alignment Healthcare, Inc., Evolent Health, Inc., Privia Health Group, Inc., Teladoc Health, Inc., and Accolade, Inc. (“2024 rTSR Peer Group”). The peer group was chosen based on (i) industry, including managed care and healthcare technology companies, with emphasis on direct competitors and close industry peers, (ii) revenue, and (iii) market capitalization. As a result of the pending acquisition of Accolade, Inc., Accolade, Inc. was determined to fall outside one or more of the defined parameters and was removed from the peer group. One company, Humana Inc., was added to the peer group, reflecting its relevance from an industry, revenue, and market capitalization standpoint (the 2024 Peer Group, as so adjusted, “2025 rTSR Peer Group”).

2025 rTSR Peer Group
Managed Care Companies	Healthcare Technology Companies
Centene Corporation	Agilon Health
Cigna Group	Alignment Healthcare
CVS Health Corporation	Evolent Health
Elevance Health	Humana Inc.
Molina Healthcare	Privia Health
Teladoc Health

Rationale for Different Compensation Peer Group and rTSR Peer Group

Due to the disruptive business model and hybrid nature of our Company, we look for peer companies both in the managed care and healthcare technology industries. Most of the healthcare technology companies in our 2025 rTSR Peer Group are part of our Compensation Peer Group. However, because of the specific purpose of the 2025 rTSR Peer Group, in considering comparator managed care companies, the T&C Committee places an emphasis on direct competitors and close industry peers that are subject to the same or similar market dynamics. While the managed care organizations in our 2025 rTSR Peer Group largely fall outside the revenue and market capitalization parameters that we use for our Compensation Peer Group, they are close industry peers that are subject to very similar market dynamics and investors assess our performance relative to these companies. For this reason, our T&C Committee believes they are appropriate comparator companies for purposes of measuring relative TSR.

Oscar Health, Inc.	39	2026 Proxy Statement

Achievement Determination for 2023 Bertolini PSU Award
As previously disclosed, Mr. Bertolini received a PSU award in April 2023 when he joined the Company. The earned portion of the PSU award vested on April 3, 2026, based on both the achievement of pre-determined price per share goals over the period commencing on April 3, 2023, and ending on April 3, 2026, and Mr. Bertolini’s continued employment or service as the Company’s CEO. The first and second stock price hurdles were achieved in March and May 2024, respectively. The final $39 stock price hurdle was not achieved by the end of the performance period and the last tranche of the award was forfeited. As a result, 5,733,334 of 7,453,334 PSUs were earned and vested on April 3, 2026.
New Hire Awards and Incentives
We remain focused on building the leadership strength needed to support our long-term growth and operational excellence. In 2025, we strategically added seasoned leaders with deep expertise in key areas of our business. These experienced executives bring valuable perspective and decades of experience navigating the opportunities and challenges of the health insurance industry. We believe their leadership helps strengthen the Company’s foundation and positions us for sustained success in the years ahead.
Janet Liang. On February 24, 2025, Janet Liang began serving as our President of Oscar Insurance. In addition to her annual compensation described above, Ms. Liang was granted new-hire equity awards, a sign-on bonus, and a deferred cash award, to make her whole for the amounts she forfeited from her prior employer.

New Hire Incentive	Equity Awards	Deferred Cash Award	Sign-On Bonus
Amount	RSU award with a value of $1,500,000 Stock option with a Black-Scholes valuation as of the date of grant of $1,500,000	Deferred annual cash payments of $800,000
Sign-on bonus in the amount of $2,000,000, which was paid in two equal installments, the first within 30 days of her start date, and the second within 30 days of her six month anniversary with the Company

Terms
The awards will vest (and become exercisable, as applicable) with respect to 1/16th of the shares subject to the award on each quarterly anniversary of March 1, 2025
The awards were granted under our 2021 Plan; Ms. Liang did not receive any awards under our Inducement Plan as part of her new-hire equity awards
Each payment is payable within 30 days of each of December 31, 2025, 2026, 2027 and 2028, subject to her continued employment
If Ms. Liang’s employment is terminated by us for cause or by Ms. Liang without good reason prior to the 18-month anniversary of February 24, 2025, she must repay the unearned portion of the applicable installment to the Company on a pro-rata basis to reflect her time employed through the first anniversary of February 24, 2025 (for the first installment) or through the 18-month anniversary of February 24, 2025 (for the second installment)

Rationale
The awards were granted equally in the form of RSUs, which the T&C Committee believes are a highly effective retention tool, and stock options, which only deliver value if the Company’s stock price appreciates from the Company’s stock price at the time of grant, incentivizing long-term future earnings and maximum stockholder value creation

By spreading these payments over multiple years, the T&C Committee believes these payments serve as a strong retention tool that will help ensure leadership stability during these critical periods of growth and transformation

Ms. Liang joined us shortly before she otherwise would have received an annual cash incentive from her prior employer, and it was necessary to offer an amount that would enable her to make the transition without undue delay or inequity

Oscar Health, Inc.	40	2026 Proxy Statement

Adam McAnaney. On February 24, 2025, Adam McAnaney began serving as our Chief Legal Officer. In addition to his annual compensation described above, Mr. McAnaney was granted new hire equity awards and a sign-on bonus to make him whole for the amounts he forfeited from his prior employer.

New Hire Incentive	Equity Awards	Sign-On Bonus
Amount	RSU award with a value of $1,900,000 Stock option with a Black-Scholes valuation as of the date of grant of $1,900,000	Sign-on bonus in the amount of $335,000, payable by March 31, 2025
Terms
The awards will vest (and become exercisable, as applicable) with respect to 25% of the shares subject to each award on March 1, 2026 and (ii) with respect to the remaining 75% of the shares subject to the award in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026
The awards were granted under our 2021 Plan; Mr. McAnaney did not receive any awards under our Inducement Plan as part of his new-hire equity awards

Mr. McAnaney’s cash bonus would have been reduced dollar for dollar had he received an annual cash bonus payment from his prior employer in connection with the 2024 fiscal year
If Mr. McAnaney’s employment had been terminated by us for cause or by Mr. McAnaney without good reason within a year of his date of employment, he would have been required to repay a portion of his cash bonus to the Company, prorated in an amount equal to the portion of the year that he did not serve

Rationale
The awards were granted equally in the form of RSUs, which the T&C Committee believes are a highly effective retention tool, and stock options, which only deliver value if the Company’s stock price appreciates from the Company’s stock price at the time of grant, incentivizing long-term future earnings and maximum stockholder value creation

Mr. McAnaney joined us shortly before he otherwise would have received an annual cash incentive from his prior employer, and it was necessary to offer an amount that would enable him to make the transition without undue delay or inequity

Other Compensation

Benefit	Features
401(k) plan
• Vehicle for tax-deferred retirement savings
• Available to eligible employees
• Contributions matched up to a specified percentage
• Matching contributions are fully vested as of the date the contribution is made

Health and Welfare Benefits
•
Health and welfare plans, wellness incentives, and family support benefits available to all full-time employees
•
Employees that complete ten years of continuous full-time employment with the Company become eligible to request and take a paid sabbatical leave of up to eight weeks
•
We do not provide any supplemental insurance policies for our executives or key employees

Perquisites	• Provided in limited circumstances
Security Benefits
•
Commencing in 2025, we started to provide additional security services to our NEOs in connection with certain business-related travel and other business-related events in the course of the performance of their duties to the Company. The services include certain accommodations, transportation, certified protection officers, secure meeting spaces and digital protection services of executive online presence. We believe these security costs are an integral part of our risk management program and are necessary and appropriate business expenses since they arise from the nature of the executives’ employment at the Company. To the extent they convey a personal benefit to an executive, we report the aggregate incremental costs to the Company for the expenses as a perquisite in the Summary Compensation Table.

Severance and Change in Control Arrangements
•
Executives are entitled to specified benefits upon certain events of termination. See “Potential Payments Upon Termination or Change in Control”
•
Market-competitive benefit
•
“Double trigger” change in control arrangements
•
No tax gross ups

Oscar Health, Inc.	41	2026 Proxy Statement

2026 Compensation Actions
2026 Long-Term Incentive Awards
2026 updates. The T&C Committee approved updates to the Company’s long-term equity incentive program for 2026. While the types and mix of equity vehicles remain consistent with the 2025 program, comprising 50% time-based RSUs (the “2026 RSUs”) and 50% PSUs (the “2026 PSUs”), the performance metrics for the 2026 PSUs were updated to rely solely on TSR as the performance metric. In making this decision, the T&C Committee considered that current dynamics in the Patient Protection and Affordable Care Act (“ACA”) marketplace, including the regulatory environment, present considerable challenges in setting reliable three-year financial targets. It also considered constructive dialogue with stockholders who expressed a clear preference for a market-based metric. In light of these considerations, the T&C Committee determined that in lieu of Adjusted EBIT, the PSUs awarded in 2026 will utilize relative TSR as the primary performance metric, subject to a payout cap based on absolute TSR performance.
Further align executive compensation with long-term stockholder value creation. The T&C Committee believes the 2026 PSU Award will incentivize both absolute and relative long-term stockholder value creation. In order for the award to pay out, the Company must outperform as compared to the 2026 rTSR Peer Group (as defined below) over a long-term, three-year period. In addition, any earned shares will be capped at target in the event of negative absolute TSR over the performance period, further aligning the stockholder experience with that of our executives. As a result of both the relative and absolute TSR components, the T&C Committee believes the 2026 PSU structure ensures alignment with the interests of our stockholders, and incentivizes our executives to take actions that are aligned with long-term value creation.
Ensure leadership continuity for the long-term. The Committee also believes the 2026 PSUs will support our talent retention objectives by promoting stability, as the award cliff vests, subject to performance and continued service, on December 31, 2028, without any interim vesting opportunities.
New 2026 rTSR Peer Group. In connection with granting the 2026 PSUs, the T&C Committee reviewed the 2025 rTSR Peer Group, and considered factors such as industry, revenue, and market capitalization. Three healthcare technology companies, Agilon Health, Evolent Health, and Teladoc Health, were determined to fall outside one or more of the defined parameters and were removed from the peer group. Three companies, HealthEquity, Hims & Hers, and LabCorp, were added to the peer group, reflecting their relevance from an industry, revenue, and market capitalization standpoint (the 2025 rTSR Peer Group, as so adjusted, the “2026 rTSR Peer Group”).
Terms. The 2026 PSUs are eligible to be earned based on the Company’s TSR relative to the 2026 rTSR Peer Group over a performance period from January 1, 2026 to December 31, 2028, and cliff vest on December 31, 2028, provided the executive is, and has at all times since grant been, continuously employed on such date (subject to certain exceptions), or, in the case of Mr. Bertolini, provided that he is, and at all times since grant has been, the Company’s CEO or a member of the Board on such date (subject to certain exceptions). The 2026 PSUs reward exceptional, sustained performance against the 2026 rTSR Peer Group. The performance payouts will range from 0% to 200% of target, with payouts based on rank order in a stepwise pattern (no interpolation). The rank order corresponds to payouts at the levels shown below.

Oscar Health, Inc.	42	2026 Proxy Statement

Positioning	3-Year Relative TSR Positioning vs. 2026 rTSR Peer Group	Payout (as % of Target)
Top Half: At or above Target ↑ (subject to 100% payout cap in event Company 3-year TSR is negative)	Rank 1	200% (subject to negative TSR cap)
	Rank 2	175% (subject to negative TSR cap)
	Rank 3	175% (subject to negative TSR cap)
	Rank 4	150% (subject to negative TSR cap)
	Rank 5	125% (subject to negative TSR cap)
	Rank 6	100%
Bottom Half: Below Target ↓	Rank 7	75%
	Rank 8	50%
	Rank 9	25%
	Rank 10	25%
	Rank 11	0%
	Rank 12	0%

In addition, as noted above, to further align our executives with the experience of our stockholders, any earned shares will be capped at target in the event of negative absolute TSR over the performance period. This award is also subject to the clawback provisions set forth in our clawback policy, which is described in further detail on page 45.
Mr. Bertolini Amended and Restated Employment Agreement and 2026 Awards
Securing Mr. Bertolini’s Leadership for the Long-Term. The Board has determined that securing Mr. Bertolini’s continued leadership is in the best interests of stockholders as evidenced by his track record of success in executing the Company’s long-term growth strategy. Through Mr. Bertolini’s leadership, the Company has transformed into an industry leader and significant driver of change in the individual health insurance marketplace, the stock price has more than doubled, and the Company achieved profitability for the first time.
Material Changes Under A&R Employment Agreement. On December 22, 2025, the Company entered into the A&R Employment Agreement with Mr. Bertolini. The term of the A&R Employment Agreement began on December 22, 2025 and ends on April 1, 2029, unless earlier terminated. At the end of the initial employment term, the A&R Employment Agreement will automatically renew for successive one-year periods unless either the Company or Mr. Bertolini elects not to extend the agreement. A description of the material changes under the A&R Employment Agreement is included in “A&R Employment Agreement” on page 52.
A&R Employment Agreement and 2026 Awards Supported by Robust Review Process. In recommending the terms of the A&R Employment Agreement, including the equity grant made pursuant to its terms, the T&C Committee, in consultation with its independent compensation consultant, considered, among other factors:
•	Mr. Bertolini’s proven track record of value creation as the Company’s CEO, and 40 years of industry experience.
•
During Mr. Bertolini’s tenure, the Company’s annual revenue has nearly doubled from $5.9 billion to $11.7 billion, and his successful execution of the Company’s growth strategy has resulted in meaningful market share gains and industry leadership.

•	Investor feedback which underscored the importance of Mr. Bertolini’s continued leadership for the long-term.

Oscar Health, Inc.	43	2026 Proxy Statement

•
Market compensation practices and CEO pay opportunities within the Company’s Compensation Peer Group and the broader market. The T&C Committee determined to structure Mr. Bertolini’s 2026 equity awards (the “2026 Awards”) generally in accordance with the annual equity awards granted to our executives in 2026, with 50% of the awards structured as RSUs that vest annually over a 3-year period, and 50% of the awards structured as a 3-year cliff vesting PSUs designed to drive substantial returns to stockholders through TSR outperformance over the long-term.

Based on this review, the Board determined that the A&R Employment Agreement and related equity awards are appropriately aligned with market practices, stockholder interests and the Company’s pay-for-performance philosophy.
2026 Awards. Pursuant to the terms of the A&R Employment Agreement, on March 2, 2026, Mr. Bertolini was granted two equity awards under the 2021 Plan. The awards cover an aggregate number of shares of the Company’s Class A common stock with a value of $45,000,000, with the number of shares subject to such awards determined using the same methodology used in calculating the number of shares subject to the 2026 annual equity awards granted to the Company’s senior executive officers. Of this amount, (i) 50% of the RSUs were granted as a time-based RSU award that vests based solely on the passage of time and (ii) 50% of the RSUs were granted as a PSU award that vests based on the achievement of specified performance goals, as described in “2026 Long-Term Incentive Awards” above.
Mr. Bertolini’s 2026 RSU award will vest with respect to one-third of the RSUs on each of the first three anniversaries of the applicable vesting commencement date, subject to Mr. Bertolini’s continued employment or service as the Company’s CEO or a member of the Board through the applicable vesting date. On a termination of Mr. Bertolini’s service in those capacities by the Company without “cause,” by Mr. Bertolini for “good reason” or due to Mr. Bertolini’s death or disability (each, a “Qualifying Termination”), the 2026 RSU award will vest on an accelerated basis with respect to the portion of the 2026 RSU award that would have vested had Mr. Bertolini remained in continuous service until the 18-month anniversary of the termination date. However, if such Qualifying Termination occurs on or after a “change in control” (as defined in the 2021 Plan), then the 2026 RSU award will vest in full on the date of such Qualifying Termination. The 2026 RSU award also will vest in full if Mr. Bertolini is not offered employment as the CEO of the ultimate parent entity of the Company (or its successor) on terms that are no less favorable than the terms of Mr. Bertolini’s employment with the Company before the change in control.
Mr. Bertolini’s 2026 PSU award will vest based on both (i) the achievement of applicable performance goals and (ii) Mr. Bertolini’s continued employment or service as the Company’s CEO or as a member of the Board, and the vesting period is in accordance with the terms of the annual PSU awards granted to the Company’s executives in 2026. On a Qualifying Termination, the 2026 PSU award will remain outstanding and will be earned based on the actual level of performance for the applicable performance period, and will vest with respect to a prorated number of PSUs based on the number of days Mr. Bertolini served as the Company’s CEO or a member of the Board during the performance period plus 18 months. Upon a change in control, a number of PSUs will become earned PSUs based on the actual level of performance as of the change in control date and any earned PSUs will convert into time-vesting RSUs (such RSUs, the “CIC RSUs”). Following the change in control, the CIC RSUs will remain outstanding and eligible to vest on the last day of the applicable performance period, subject to Mr. Bertolini’s continued employment or service as the Company’s CEO or a member of the Board through such date. If Mr. Bertolini experiences a Qualifying Termination on or after the change in control, the CIC RSUs will vest in full on the date of such Qualifying Termination. The CIC RSUs also will vest in full if Mr. Bertolini is not offered employment as the CEO of the ultimate parent entity of the Company (or its successor) on terms that are no less favorable than the terms of Mr. Bertolini’s employment with the Company before the change in control.

Oscar Health, Inc.	44	2026 Proxy Statement

Compensation Policies and Considerations
Stock Ownership Guidelines
The T&C Committee established stock ownership guidelines that require certain of our executives to hold shares of the Company’s common stock with a value equal to a specified multiple of their base salary (six times (6x) base salary for our CEO, and three times (3x) base salary for our other NEOs). The types of ownership arrangements counted towards the guidelines are shares of our common stock or vested and unpaid RSU awards. We do not count towards the guidelines shares underlying unexercised stock options, unvested RSU awards, unearned performance awards or other derivative securities.
Determination of compliance with the guidelines generally will be made as of March 31st of each calendar year. Until each of our NEOs meet the applicable minimum ownership requirement, the individual is subject to a holding requirement pursuant to which he or she must retain all shares of our common stock held as of the date the individual became subject to the guidelines, plus 100% of all net-settled shares received following such date (from the vesting, settlement and/or exercise of Company equity awards).
As of the date of this Proxy Statement, all of our NEOs have either met the applicable minimum ownership requirement under our stock ownership guidelines or are subject to and in compliance with the holding requirement under such guidelines.
Insider Trading Compliance Policy; Anti-Hedging and Anti-Pledging
Our Board has adopted an Insider Trading Compliance Policy (the “Insider Trading Policy”) that governs the purchase, sale and/or other disposition of the Company’s securities by our directors, officers, and employees (“Covered Persons”). We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as any listing standards applicable to the Company.
Our Insider Trading Policy prohibits Covered Persons from engaging in:
•	short sales of the Company’s securities (i.e., sales of shares not owned at the time of sale);
•	options trading involving the Company’s securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•
hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and

•	pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
In addition, with regard to any trading by the Company in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.
The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025.
Clawback Policy
The Company has adopted a compensation recovery policy that provides for the mandatory recovery (subject to limited exceptions) from current and former officers (and, unless otherwise determined by the administrator of the policy, executive vice presidents and senior vice presidents, including all of our NEOs) of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Oscar Health, Inc.	45	2026 Proxy Statement

Accounting for Share-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), in connection with our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSUs and PSUs, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Section 409A
The T&C Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Internal Revenue Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
“Golden Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.
Talent & Compensation Committee Report
The T&C Committee of the Board of Directors of Oscar Health, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the T&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Laura Lang, Chair
Vanessa Ames Wittman, Committee Member
William (Bill) J. Gassen III, Committee Member

Oscar Health, Inc.	46	2026 Proxy Statement

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table contains information about the compensation earned by each of our NEOs during the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023 (or, for Ms. Liang and Mr. McAnaney, the fiscal year ended December 31, 2025), as well as their positions during 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark T. Bertolini Chief Executive Officer	2025	619,178	—	—	—	169,036	361,094	1,149,308
	2024	600,000	—	—	—	315,000	—	915,000
	2023	450,000	—	43,905,864	—	182,250	—	44,538,114
Mario Schlosser President of Technology and Chief Technology Officer	2025	600,000	—	6,139,667	—	546,000	28,905	7,314,572
	2024	600,000	—	9,191,822	—	1,050,000	6,000	10,847,822
	2023	600,000	—	—	—	243,000	11,000	854,000
Scott Blackley Chief Financial Officer	2025	600,000		3,686,103		436,800	29,905	4,752,808
	2024	600,000		3,999,539	—	840,000	6,900	5,446,439
	2023	600,000	—	3,980,228	1,370,832	243,000	6,600	6,200,660
Janet Liang President of Oscar Insurance	2025	512,500	2,800,000	4,943,054	1,499,992	465,222	179,905	10,400,673
Adam McAnaney Chief Legal Officer	2025	512,500	335,000	4,072,568	1,899,991	279,133	29,905	7,129,097

(1)	Amounts represent base salary earned in 2025.
(2)	Amounts represent sign−on bonuses paid to Ms. Liang and Mr. McAnaney and the deferred cash award paid to Ms. Liang. Please see “New Hire Incentives and Awards” in the CD&A above.
(3)
Amounts reflect the full grant date fair value of RSUs, PSUs and stock options granted during the applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all awards made to our NEOs in Note 10 to the consolidated financial statements included in our Annual Report on Form 10−K for the year ended December 31, 2025. The amounts for the PSUs granted in 2025 reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date, which was the target level of performance. For the portion of PSUs tied to the rTSR modifier, the grant date fair value is calculated based on the Monte Carlo simulation model. Assuming the highest level of performance achievement, the grant date fair value of the PSUs granted in 2025 would have been the following amounts: $9,352,825 for Mr. Schlosser $5,615,208 for Mr. Blackley, $5,264,269 for Ms. Liang, and $3,334,014 for Mr. McAnaney.

(4)
Amounts represent cash incentive bonuses earned by our NEOs under our annual incentive program. Please see the description of the annual incentive program under “Annual Incentive Compensation” in the CD&A above.

Oscar Health, Inc.	47	2026 Proxy Statement

(5)
The amounts reported in this column for 2025 are detailed in the table below and include, as applicable: (i) 401(k) matching contributions from the Company, (ii) the aggregate incremental cost of personal security services, and (iii) relocation benefits. Personal security services for each of our NEOs include $7,905 for enhanced cybersecurity; for each of our NEOs other than Mr. Bertolini, $15,000 for a third−party security assessment; and for our CEO, Mr. Bertolini, $75,000 for a third−party security assessment, $226,691 for dedicated security personnel and $51,498 for the associated leased vehicle for the security personnel. We believe that the amounts paid by the Company for security services have been reasonable and necessary in light of the current climate and security risk profile for executives in the health insurance industry.

Name	Matching 401(k) Contributions ($)	Personal Security Services ($)	Relocation Benefits ($)	Total All Other Compensation ($)
Mark T. Bertolini	—	361,094	—	361,094
Mario Schlosser	6,000	22,905	—	28,905
Scott Blackley	7,000	22,905	—	29,905
Janet Liang	7,000	22,905	150,000	179,905
Adam McAnaney	7,000	22,905	—	29,905

Oscar Health, Inc.	48	2026 Proxy Statement

Grants of Plan−Based Awards in Fiscal 2025
The following table provides supplemental information relating to grants of plan−based awards made during fiscal year 2025 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan−based awards occurring during fiscal year 2025.

		Estimated Possible Payouts Under Non−Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark T. Bertolini	—	55,726	185,753	371,506	—	—	—	—	—	—	—
Mario Schlosser	—	180,000	600,000	1,200,000	—	—	—	—	—	—	—
	3/5/2025	—	—	—	—	—	—	172,269(5)	—	—	2,799,371
	3/5/2025	—	—	—	64,601	172,269	482,353	—	—	—	3,340,296
Scott Blackley	—	144,000	480,000	960,000	—	—	—	—	—	—	—
	3/5/2025	—	—	—	—	—	—	103,426(5)	—	—	1,680,673
	3/5/2025	—	—	—	38,785	103,426	289,593	—	—	—	2,005,430
Janet Liang	—	153,370	511,233	1,022,466	—	—	—	—	—	—	—
	2/24/2025(4)	—	—	—	—	—	—	—	147,637(8)	15.27	1,499,992
	2/24/2025(4)	—	—	—	—	—	—	97,402(6)	—	—	1,487,329
	3/5/2025	—	—	—	—	—	—	96,962(5)	—	—	1,575,633
	3/5/2025	—	—	—	36,361	96,962	271,494	—	—	—	1,880,093
Adam McAnaney	—	92,022	306,740	613,480	—	—	—	—	—	—	—
	2/24/2025(4)	—	—	—	—	—	—	—	185,004(9)	15.27	1,899,991
	2/24/2025(4)	—	—	—	—	—	—	123,376(7)	—	—	1,883,952
	3/5/2025	—	—	—	—	—	—	61,409(5)	—	—	997,896
	3/5/2025	—	—	—	23,028	61,409	171,945	—	—	—	1,190,721

(1)
Amounts represent threshold, target and maximum amounts under our 2025 annual bonus program pursuant to the Company performance goals for each NEO for fiscal year 2025, and do not represent actual compensation earned by our NEOs for fiscal year 2025. The dollar value of the actual payments for these awards is included in the “Non−Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. Please see the description of the annual bonus program under “Annual Incentive Compensation” in the CD&A above.

(2)
Represents PSU awards that provide the opportunity to earn and vest in a number of PSUs ranging from 0% to 280% of the total number of target PSUs, based on the Company’s attainment of Adjusted EBIT and rTSR performance goals, during the performance period, and the NEO’s continued service with the Company through the last day of the performance period. Amounts reported in the “threshold” column assume that 37.5% of the target PSUs will vest, and amounts in the “maximum” column assume that 280% of the target PSUs will vest. Please see the description of the 2025 PSU Annual Awards under “2025 PSU Annual Awards” in the CD&A above.

(3)
The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the full grant date fair value of equity awards granted during fiscal 2025 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to our NEOs in Note 10 to the consolidated financial statements included in our Annual Report on Form 10−K for the year ended December 31, 2025. The amounts for the PSUs granted in 2025 reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date, which was the target level of performance. For the portion of PSU awards granted tied to the rTSR Modifier, the grant date fair value is calculated based on the Monte Carlo simulation model.

Oscar Health, Inc.	49	2026 Proxy Statement

(4)	Target award was approved by the T&C Committee on January 29, 2025, with the grant date set for February 24, 2025.
(5)	Represents RSUs that vest in 12 equal quarterly installments beginning on June 1, 2025, subject to the NEO’s continued service through the applicable vesting date.
(6)	Represents RSUs that vest in 16 equal quarterly installments beginning on March 1, 2025, subject to the NEO’s continued service through the applicable vesting date.
(7)
Represents RSUs that vest (i) with respect to 25% of the shares subject to the RSU award on March 1, 2026 and (ii) with respect to the remaining 75% of the shares subject to the RSU award, in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026 thereafter, subject to the NEO’s continued service through the applicable vesting date.

(8)	Represents an option that vests and becomes exercisable in 16 equal quarterly installments beginning on March 1, 2025, subject to the NEO’s continued service through the applicable vesting date.
(9)
Represents an option that vests and becomes exercisable (i) with respect to 25% of the shares subject to the option on March 1, 2026 and (ii) with respect to the remaining 75% of the shares subject to the option, in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026 thereafter, subject to the NEO’s continued service through the applicable vesting date.

Oscar Health, Inc.	50	2026 Proxy Statement

Narrative Disclosure to Summary Compensation Table and Grants of Plan−based Awards Table
Each of our named executive officers was party to an employment agreement in 2025, the terms of which are summarized below. As discussed above, on December 22, 2025, we entered into the A&R Employment Agreement with Mr. Bertolini, which superseded his then−existing employment agreement.
Employment Agreements with our Named Executive Officers
Term. The term under Mr. Bertolini’s original employment agreement commenced on April 3, 2023, and had an initial 3−year term which would have auto-renewed for one-year periods unless 60 days’ prior written notice of non-renewal was provided by either party. The employment agreements for our other NEOs continue until terminated per their terms.
Base Salary. The employment agreements for our NEOs provide for a $600,000 annual base salary paid in accordance with our normal payroll practices, which may be increased in the discretion of our Board, but not reduced.
Target Annual Incentive. The employment agreements for our NEOs provide for a target annual bonus equal to a specified percentage of base salary, with the actual amount of such bonus determined in the discretion of our Board, based on the achievement of individual and/or Company performance goals determined by our Board and payable on the date annual bonuses are paid to our other senior executives, but in no event later than March 15th, and conditioned upon the executive’s continued employment through the payment date. For information on each NEO’s target bonus opportunity for 2025, see “2025 NEO Annual Incentive Payouts” above.
Benefits. Our NEOs are eligible to participate in the customary health, welfare, and fringe benefit plans that we provide to our employees.
Annual Equity Awards. Pursuant to their employment agreements, each of Ms. Liang and Mr. McAnaney is entitled to an annual equity-based compensation award with a target value of $3,000,000 and $1,900,000, respectively.
New Hire Benefits. For a description of certain benefits provided to Ms. Liang and Mr. McAnaney in connection with their respective hirings, see “New Hire Awards and Incentives” above.
Reimbursement. The employment agreement for Ms. Liang entitles her to up to a $150,000 reimbursement for temporary lodging in New York, New York, and travel expenses.
Severance. The severance benefits and payments payable to the NEOs upon certain qualifying terminations of their employment are summarized below under the section entitled, “Potential Payments Upon Termination or Change in Control.”
Best Pay Provision. The employment agreements for our NEOs include a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to the executive.

Oscar Health, Inc.	51	2026 Proxy Statement

A&R Employment Agreement
As discussed above, on December 22, 2025, the Company entered into the A&R Employment Agreement with Mr. Bertolini. The term of the A&R Employment Agreement commenced on December 22, 2025 and ends on April 1, 2029, unless earlier terminated. At the end of the initial employment term, the A&R Employment Agreement will automatically renew for successive one-year periods unless either the Company or Mr. Bertolini elects not to extend the agreement.
The A&R Employment Agreement superseded the original employment agreement with Mr. Bertolini described above. The material changes under the Bertolini A&R Employment Agreement are as follows:
•	As of December 22, 2025, Mr. Bertolini’s annual base salary is $1,300,000.
•	Commencing with calendar year 2026, Mr. Bertolini’s target annual bonus opportunity is 150% of his annual base salary.
•
Mr. Bertolini will be eligible to receive the following severance payments and benefits if his employment is terminated by the Company without cause or by him for good reason: (i) cash severance in the amount of 1.5x the sum of his annual base salary and target annual bonus; (ii) a prorated target bonus for the year in which the termination date occurs; and (iii) Company-subsidized healthcare coverage for 18 months after his termination date. These benefits are conditioned upon Mr. Bertolini’s execution of a general release of claims. Mr. Bertolini will not be entitled to receive any severance payments or benefits upon a termination by reason of a “non-renewal” of the agreement by the Company.

Mr. Bertolini is eligible for, and was granted on March 2, 2026, two equity awards under the 2021 Plan, as described above under the section entitled “Mr. Bertolini Amended and Restated Employment Agreement and 2026 Awards.”

Oscar Health, Inc.	52	2026 Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2025. Awards granted prior to March 2021 were granted under our Amended and Restated 2012 Plan (the “2012 Plan”); awards granted from or after March 2021 were granted under our 2021 Plan, or with respect to Mr. Bertolini’s 2023 awards, our 2022 Employment Inducement Incentive Award Plan (the “Inducement Plan”). In addition to the vesting schedules described below, certain of these awards are subject to accelerated vesting provisions, as described below under “Potential Payments Upon Termination or Change in Control.”

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mark T. Bertolini	11/15/2020(2)	20,000	—	12.72	11/14/2030	—	—	—	—
	10/5/2021 (2)	371,760	—	16.14	10/4/2031	—	—	—	—
	4/3/2023 (3)	—	—	—	—	955,555	13,731,325	—	—
	4/3/2023	—	—	—	—	5,733,334(4)	82,388,010	1,720,000(5)	24,716,400
Mario Schlosser	12/17/2019 (6)	4,400,000	—	9.75	12/16/2029	—	—	—	—
	3/10/2024 (7)	—	—	—	—	72,059	1,035,488	—	—
	3/10/2024 (8)	—	—	—	—	129,705	1,863,861	—	—
	5/2/2024 (9)	—	—	—	—	—	—	171,935	2,470,706
	3/5/2025(8)	—	—	—	—	129,202	1,856,633	—	—
	3/5/2025(10)							172,269	2,475,506
Scott Blackley	12/6/2020 (2)	999,999	—	15.93	12/5/2030	—	—	—	—
	8/31/2021(2)	263,210	—	15.59	8/30/2031	—	—	—	—
	3/30/2023 (11)	244,157	110,981	6.62	3/29/2033	—	—	—	—
	3/30/2023 (12)	—	—	—	—	187,889	2,699,965	—	—
	3/10/2024 (7)	—	—	—	—	43,263	621,689
	5/2/2024 (9)	—	—	—	—	—	—	103,226	1,483,358
	3/5/2025(8)	—	—	—	—	77,570	1,114,681	—	—
	3/5/2025(10)							103,426	1,486,232
Janet Liang	2/24/2025(13)	27,682	119,955	15.27	2/24/2035	—	—	—	—
	2/24/2025(14)	—	—	—	—	79,139	1,137,227	—	—
	3/5/2025(8)	—	—	—	—	72,722	1,045,015	—	—
	3/5/2025(10)	—	—	—	—	—	—	96,962	1,393,344
Adam McAnaney	2/24/2025(15)	—	185,004	15.27	2/24/2035	—	—	—	—
	2/24/2025(16)	—	—	—	—	123,376	1,772,913	—	—
	3/5/2025(8)	—	—	—	—	46,057	661,839	—	—
	3/5/2025(10)	—	—	—	—	—	—	61,409	882,447

(1)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our common stock on December 31, 2025, which was $14.37.

Oscar Health, Inc.	53	2026 Proxy Statement

(2)	These options are fully vested and are exercisable for shares of Class A common stock.
(3)
The RSUs vest in three equal annual installments beginning on April 3, 2024, subject to continued employment or service as the Chief Executive Officer or as a member of the Board of Directors through the applicable vesting date.

(4)
Represents the number of shares under Mr. Bertolini’s 2023 PSU award that were earned upon the achievement of price-per-share goals of $11.00 and $16.00 in March and May of 2024, respectively, and which vested on April 3, 2026.

(5)
Represents the number of shares under Mr. Bertolini’s 2023 PSU award that were not earned as of December 31, 2025. These shares were eligible to be earned upon the achievement of a price-per-share goal of $39.00 over any 90 consecutive trading-day period during the performance period of April 3, 2023 through April 3, 2026. This portion of the award was not earned on or before April 3, 2026, and was forfeited.

(6)	These options are fully vested and are exercisable for shares of Class B common stock.
(7)	The RSUs vest over a three-year period in 12 equal quarterly installments beginning on June 1, 2024, subject to continued service through the applicable vesting date.
(8)	The RSUs vest over a three-year period in 12 equal quarterly installments beginning on June 1, 2025, subject to continued service through the applicable vesting date.
(9)
Represents PSU awards that provide the opportunity to earn and vest in a number of PSUs ranging from 0% to 280% of the total number of target PSUs, based on the Company’s attainment of Adjusted EBIT and rTSR performance goals during the performance period beginning on January 1, 2024 and ending on December 31, 2026, and the NEO’s continued service with the Company through the last day of the Performance Period. The amounts included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns assume target amount of PSUs are earned and that the rTSR modifier is 1.0.

(10)
Represents PSU awards that provide the opportunity to earn and vest in a number of PSUs ranging from 0% to 280% of the total number of target PSUs, based on the Company’s attainment of Adjusted EBIT and rTSR performance goals during the performance period beginning on January 1, 2025 and ending on December 31, 2027, and the NEO’s continued service with the Company through the last day of the Performance Period. The amounts included in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns assume target amount of PSUs are earned and that the rTSR modifier is 1.0. For additional details on these awards, please see the description of the 2025 PSU Annual Awards under “2025 PSU Annual Awards.”

(11)	1/16th of the shares subject to this option vest and become exercisable on each quarterly anniversary of the vesting commencement date of June 1, 2023, subject to the executive’s continued service.
(12)	1/16th of the RSUs subject to this award vest on each quarterly anniversary of the vesting commencement date of June 1, 2023, subject to the executive’s continued service.
(13)	1/16th of the shares subject to this option vest and become exercisable on each quarterly anniversary of the vesting commencement date of March 1, 2025, subject to the executive’s continued service.
(14)	1/16th of the RSUs subject to this award vest on each quarterly anniversary of the vesting commencement date of March 1, 2025, subject to the executive’s continued service.
(15)
25% of the shares subject to this option vest and become exercisable on March 1, 2026, and the remainder of the shares vest and become exercisable in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026 thereafter, subject to the executive’s continued service.

(16)
25% of the RSUs subject to this award vest on March 1, 2026, and the remainder of the RSUs vest in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026 thereafter, subject to the executive’s continued service.

Oscar Health, Inc.	54	2026 Proxy Statement

Option Exercises and Stock Vested in Fiscal 2025
The following table sets forth information regarding vesting of stock awards and exercise of stock options by our NEOs during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mark T. Bertolini	—	—	955,556	13,005,117
Mario Schlosser	1,110,330	11,617,670	143,948	2,244,710
Scott Blackley	—	—	231,824	3,575,551
Janet Liang	—	—	42,503	667,438
Adam McAnaney	—	—	15,352	241,079

(1)	Amounts are calculated by multiplying the number of shares as to which the option was exercised by the market price of the shares on the exercise date, net of the exercise price.
(2)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Oscar Health, Inc.	55	2026 Proxy Statement

Potential Payments Upon Termination or Change in Control
Severance, Restrictive Covenants, and Consulting Arrangements
Each of our named executive officers was party to an employment agreement in 2025; the agreement terms governing certain termination scenarios are summarized below. As discussed above, on December 22, 2025, we entered into the A&R Employment Agreement with Mr. Bertolini, which superseded his then-existing employment agreement.
Under the employment agreements in effect during 2025 with our NEOs, (and, for Mr. Bertolini, under his original employment agreement in effect prior to the A&R Employment Agreement), if the executive’s employment is terminated by us without “cause,” or by the executive for “good reason” (each, as defined in the employment agreement), or additionally, for Mr. Bertolini, in the event of “non-renewal” of the agreement by the Company, then the executive will be entitled to receive the following severance payments and benefits:
•
Cash Severance. An amount equal to the sum of (a) the executive’s annual base salary (at the highest rate in effect at any time in the six months prior to termination, or, in the case of Mr. Bertolini, at the highest rate in effect at any time during the employment period) and (b) the executive’s target annual bonus amount for the year of termination, payable in equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the date of termination.

•
Pro-Rated Bonus. For each of Messrs. Bertolini, Schlosser, and Blackley, a lump sum cash payment equal to the pro rata portion of the executive’s target bonus for the year of termination (prorated based on the number of days the executive was employed with the Company in the calendar year of termination), payable in a single lump sum cash payment on the 60th day following the date of termination.

•	COBRA. Continued healthcare coverage pursuant to COBRA for 12 months after the termination date at the same cost to the executive as if still employed with the Company.
•
Accelerated Vesting. For each of Ms. Liang and Mr. McAnaney, accelerated vesting of any portion of each outstanding time-vesting equity award then held by the executive that would have vested had the executive’s employment continued for 12 months following such termination, and for each of Mr. Blackley, Ms. Liang, and Mr. McAnaney, if the termination date is on or within 12 months following a change in control (as defined in the 2021 Plan), accelerated vesting of all outstanding time-vesting equity awards then held by the executive.

On December 22, 2025, the Company entered into the Bertolini A&R Employment Agreement with Mr. Bertolini, pursuant to which Mr. Bertolini became eligible to receive the following severance payments and benefits if his employment is terminated by the Company without cause or by him for good reason: (i) cash severance in the amount of 1.5x the sum of his annual base salary and target annual bonus; (ii) a prorated target bonus for the year in which the termination date occurs; and (iii) Company-subsidized healthcare coverage for 18 months after his termination date. These benefits are conditioned upon Mr. Bertolini’s execution of a general release of claims. Mr. Bertolini will not be entitled to receive any severance payments or benefits upon a termination by reason of a “non-renewal” of the agreement by the Company.
Pursuant to the terms of the employment agreements, each of our executives is party to a proprietary information and inventions agreement which includes confidentiality, non-solicitation and non-competition covenants during the applicable executive’s period of employment and for the 12 months following termination. The employment agreements for Mr. Bertolini and Mr. Schlosser also include non-disparagement covenants.
The severance payments and benefits described above, and the accelerated vesting provisions described below under “Treatment of Equity,” are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with the executive’s confidentiality, non-competition, non-solicitation and additionally, in the case of Mr. Bertolini and Mr. Schlosser, non-disparagement, covenants described above, and are in addition to any accrued amounts (including, other than upon a termination without good reason or for cause, any prior year’s earned but unpaid annual bonus).

Oscar Health, Inc.	56	2026 Proxy Statement

In addition, upon any termination of each of Mr. Schlosser or Mr. Blackley’s employment other than (a) for cause, (b) without “cause” or for “good reason” on or within 12 months following a CIC, or (c) due to death or disability, we have agreed to enter into a consulting agreement with the executive, pursuant to which he will provide advisory and/or transition services to the Company, in the case of Mr. Schlosser, through December 31, 2029, and in the case of Mr. Blackley, for a period of two years, in each case, on such terms and conditions as the Board may determine, and during which time any equity awards then held by such executive will remain outstanding and eligible to vest.
Treatment of Equity
Below is a description of the treatment of equity upon various types of terminations for unexercisable or unvested awards outstanding as of December 31, 2025.

Mark T. Bertolini	Time-Based RSUs(1)	PSUs
Involuntary Termination without Cause or for Good Reason (“Qualifying Termination”) (pre- Change in Control (“CIC”))	Acceleration of RSUs that would have continued to vest for 12 months following termination (assuming daily vesting installments)
Unvested, earned PSUs will vest on a prorated basis based on the period commencing on the grant date and ending 12 months after the termination of Mr. Bertolini’s service as CEO
If Mr. Bertolini stays on as a member of the Board, an additional number of PSUs may become earned PSUs based on the achievement of price per share goals during the remainder of the performance period (or, if sooner, until a CIC or his termination as a Board member)

Death or Disability (pre-CIC)	Acceleration of pro-rated portion of the then-current vesting tranche
Unvested, earned PSUs will vest on a prorated basis based on days worked as CEO during the Performance Period
If Mr. Bertolini stays on as a member of the Board, an additional number of PSUs may become earned PSUs based on the achievement of price per share goals during the remainder of the performance period (or, if sooner, until a CIC or his termination as a Board member)

Change in Control	N/A
If a price per share goal would be achieved based on the CIC price, the relevant PSUs will become earned
If the CIC price is between two price per share goals, an additional amount of PSUs will become earned using linear interpolation
If assumed by the acquiror, Earned PSUs will convert to a time-vesting award
If not assumed, Earned PSUs will vest upon CIC

Qualifying Termination on or following CIC	Within 12 months of CIC: 100% accelerated vesting on the date of termination	Earned PSUs vest upon termination
Death or Disability on or following CIC	Within 12 months of CIC: 100% accelerated vesting on the date of termination	Earned PSUs vest upon termination

(1)
Termination is deemed to occur upon a termination of Mr. Bertolini’s service as the Company’s CEO or a member of the Board, provided that if Mr. Bertolini remains on our Board following a termination of his employment as CEO, he will remain eligible to continue vesting in the award.

Oscar Health, Inc.	57	2026 Proxy Statement

Other NEOs	Time-Based RSUs(2)(3)	PSUs	Time-Based Options(2)(3)
Qualifying Termination (pre-CIC)
Mr. Schlosser: Acceleration of RSUs that would have continued to vest for 12 months following termination (assuming monthly vesting installments)
Other NEOs: Acceleration of pro-rated portion of the then-current vesting tranche (assuming monthly vesting)
		Unvested PSUs will be forfeited	Acceleration of pro-rated portion of the then-current vesting tranche; exercisable until earlier of expiration or 3 months after termination
Death or Disability (pre-CIC)	100% accelerated vesting on the date of termination	PSUs remain outstanding and eligible to be earned per the award terms; will be prorated based on days worked during the Performance Period	100% accelerated vesting on the date of termination; exercisable until earlier of expiration or one year following death or disability
Retirement(1)	Acceleration of RSUs that would have continued to vest during the “Retirement Acceleration Period,” defined as 1 year of vesting acceleration following retirement for every 5 years of service	PSUs remain outstanding and eligible to be earned per award terms; will be prorated based on days worked during the Performance Period plus days in the Retirement Acceleration Period	N/A
Change in Control	If assumed by the acquiror: RSUs continue to vest per their terms If not assumed by the acquiror: 100% accelerated vesting upon the CIC
PSUs become Earned PSUs upon CIC equal to the greater of (i) target PSUs or (ii) actual PSUs earned based on prorated EBIT results measured against prorated performance goals
If assumed, Earned PSUs convert to time-based RSUs and vest at end of performance period (subject to continued service); if not assumed, vest upon the CIC

If assumed by the acquiror: options continue to vest per their terms; exercisable through expiration
If not assumed by the acquiror: 100% accelerated vesting upon the CIC; exercisable until earlier of expiration or 3 months after termination

Qualifying Termination on or following CIC	Qualifying Termination within 12 months of CIC: 100% accelerated vesting on the date of termination	On or within 12 months of CIC: 100% accelerated vesting on the date of termination After 12 months of CIC: Pro-rated vesting of PSUs based on days worked during the Performance Period	Qualifying Termination within 12 months of CIC: 100% accelerated vesting on the date of termination; exercisable until earlier of expiration or 3 months after termination
Death or Disability on or following CIC	See other provisions	Prorated vesting of PSUs based on days worked during the Performance Period	See other provisions
Retirement on or following CIC	See other provisions	Prorated vesting of PSUs based on days worked during the Performance Period plus days in the Retirement Acceleration Period	See other provisions

(1)
An executive must have five years of service with the Company and be at least 55 years old to receive accelerated vesting upon retirement. As of December 31, 2025, only Mr. Blackley was eligible to receive accelerated vesting upon retirement.

(2)
In lieu of the provisions in this table, Mr. Blackley’s option award agreement granted on March 30, 2023 and restricted stock unit agreement granted on March 30, 2023 provide for accelerated vesting of all outstanding time-vesting equity awards then held by the executive if the termination date is on or within 12 months following a CIC.

(3)
To the extent an executive’s employment agreement provides for different terms of accelerated vesting related to a qualifying termination or death or disability, the terms of the employment agreement will control. The employment agreements for each of Ms. Liang and Mr. McAnaney provide for 12 months’ accelerated vesting of outstanding Company time-vesting equity-based awards on a termination of the executive’s employment by the Company without cause or by the executive for good reason. The employment agreements for each of Mr. Blackley, Ms. Liang, and Mr. McAnaney provide for accelerated vesting of all outstanding time-vesting equity awards then held by the executive if the termination date is on or within 12 months following a CIC. The employment agreements for Mr. Schlosser and Mr. Blackley provide for a post-termination consulting period during which equity awards will continue to vest. See “Potential Payments Upon Termination or Change in Control” above.

Oscar Health, Inc.	58	2026 Proxy Statement

Estimated Potential Payments
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of service or a change in control, in any case, occurring on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees, such as accrued vacation.

Name	Termination Scenario	Cash(1)	Equity Acceleration(2)	Continued Health Care(3)	Total(4)
Mark T. Bertolini	Termination without Cause or for Good Reason	2,414,384	96,119,334	—	98,533,718
	Death or Disability	—	85,645,647	—	85,645,647
	Termination without Cause or for Good Reason (on or following CIC)(5)	2,414,384	96,119,334	—	98,533,718
	Death or Disability (on or following CIC)(5)	—	96,119,334	—	96,119,334
Mario Schlosser	Termination without Cause or for Good Reason(1)	1,800,000	—(6)	24,408	1,824,408
	Death or Disability	—	7,229,039	—	7,229,039
	Termination without Cause or for Good Reason (on or following CIC)(5)	1,800,000	9,702,193	24,408	11,526,601
	Death or Disability (on or following CIC)(5)	—	7,229,039	—	7,229,039
Scott Blackley	Termination without Cause or for Good Reason	1,560,000	—(6)	20,562	1,580,562
	Death or Disability	—	3,221,137	—	3,221,137
	Retirement	—	—(6)	—	—
	Termination without Cause or for Good Reason (on or following CIC)(5)	1,560,000	8,266,027	20,562	9,846,589
	Death or Disability (on or following CIC)(5)	—	3,221,137	—	3,221,137
	Retirement (following CIC)(5)	—	—(6)	—	—
Janet Liang	Termination without Cause or for Good Reason	1,111,233	814,362	16,394	1,941,989
	Death or Disability	—	2,646,691	—	2,646,691
	Termination without Cause or for Good Reason (on or following CIC)(5)	1,111,233	3,575,586	16,394	4,703,213
	Death or Disability (on or following CIC)(5)	—	2,646,690	—	2,646,690
Adam McAnaney	Termination without Cause or for Good Reason	906,740	1,069,789	6,700	1,983,229
	Death or Disability	—	2,728,901	—	2,728,901
	Termination without Cause or for Good Reason (on or following CIC)(5)	906,740	3,317,199	6,700	4,230,639
	Death or Disability (on or following CIC)(5)	—	2,728,901	—	2,728,901

Oscar Health, Inc.	59	2026 Proxy Statement

(1)
Represents cash benefits payable in the event of termination. For Mr. Bertolini, an amount equal to (1) the sum of 1.5 times (a) the executive’s annual base salary (at the highest rate in effect at any time during the employment period) and (b) the executive’s target annual bonus amount for 2025, as well as (2) the pro rata portion of the executive’s target bonus for 2025. For the other NEOs, an amount equal to the sum of the executive’s annual base salary (at the highest rate in effect at any time in the six months prior to termination), the executive’s target annual bonus amount for 2025, and for Messrs. Bertolini, Schlosser, and Blackley, the pro rata portion of the executive’s target bonus for 2025.

(2)
With respect to options, the value of equity acceleration was calculated by: (i) multiplying the number of accelerated shares of common stock underlying the options by $14.37, the closing trading price of our common stock on December 31, 2025 and (ii) subtracting the exercise price for the options. With respect to RSUs and PSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs and PSUs by $14.37, the closing trading price of our common stock on December 31, 2025.

(3)
Continued healthcare will be provided each month for Mr. Bertolini, over the 18-month period, and for the other NEOs, over the one-year period, following the applicable NEO’s date of termination. Mr. Bertolini was not enrolled in any health insurance plans offered by the Company during 2025.

(4)
Amounts shown represent the maximum potential payment the NEO would have received as of December 31, 2025. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

(5)	Assumes awards are assumed or substituted in connection with the CIC.
(6)
Upon any termination of each of Mr. Schlosser or Mr. Blackley’s employment other than (a) for cause, (b) without “cause” or for “good reason” on or within 12 months following a CIC, or (c) due to death or disability, we have agreed to enter into a consulting agreement with the executive, pursuant to which he will provide advisory and/or transition services to the Company, in the case of Mr. Schlosser, through December 31, 2029, and in the case of Mr. Blackley, for a period of two years, in each case, on such terms and conditions as the Board may determine, and during which time any equity awards then held by such executive will remain outstanding and eligible to vest. Accordingly, no incremental equity value is reflected in the table. See narrative disclosure on page 56.

OTHER COMPENSATION MATTERS
CEO Pay Ratio
In accordance with SEC rules, we are providing a reasonable estimate of the ratio of the annual total compensation of Mr. Bertolini, our Chief Executive Officer, to that of our median employee, as of December 31, 2025. In determining our CEO pay ratio for 2025, we concluded that neither our workforce composition nor our compensation arrangements changed significantly during 2025; therefore, we used the same median employee this year as the one identified for purposes of our CEO pay ratio calculation for 2024. For purposes of determining the median employee, in accordance with SEC rules, we excluded 124 employees who became employees as a result of the 2025 acquisition of Lucie, Inc. (f/k/a INSXCloud, Inc.), a direct enrollment technology platform; Trove Group, Inc. (f/k/a IHC Specialty Benefits, Inc.), an individual market brokerage; and Healthinsurance.org, LLC, a consumer education website.
For 2025, our last completed fiscal year:
•	The median of the annual total compensation of all employees of our company (other than Mr. Bertolini), was $110,162; and
•	The annual total compensation of Mr. Bertolini was $1,149,308.
Based on this information, for 2025 the ratio of the annual total compensation of Mr. Bertolini to the median of the annual total compensation of all employees was approximately 10.4 to 1.

Oscar Health, Inc.	60	2026 Proxy Statement

Pay Versus Performance
As required by SEC rules, we are providing the following information regarding executive pay and performance. Both Summary Compensation Table Total compensation and Compensation Actually Paid are calculated in accordance with SEC rules and may differ substantially from the manner in which the T&C Committee makes decisions regarding executive pay. For a discussion of the T&C Committee’s decisions regarding the pay of our named executive officers, see “Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Current CEO(1)(2)	Compensation Actually Paid to Current CEO(1)(3)	Summary Compensation Table Total for Former CEO(1)(2)	Compensation Actually Paid to Former CEO(1)	Average Summary Compensation Table Total for Non-CEO NEOs(1)(2)	Average Compensation Actually Paid to Non-CEO NEOs(1)(3)	TSR(4)	Peer Group TSR(4)	Net Income (Loss) (thousands)(5)	Operating Margin(6)
2025	$1,149,308	$5,330,820	$—	$—	$7,399,288	$7,194,235	$41.29	$100.41	$(442,903)	(3.4)%
2024	$915,000	$54,326,168	$—	$—	$6,228,008	$10,817,690	$38.62	$91.17	$26,121	0.6%
2023	$44,538,114	$66,452,986	$854,000	$860,490	$3,784,404	$8,899,974	$26.29	$123.98	$(270,594)	(4.0)%
2022	$—	$—	$652,405	$(1,019,097)	$1,090,898	$(1,696,174)	$7.07	$135.71	$(609,552)	(14.9)%
2021	$—	$—	$60,814,546	$(8,865,630)	$10,885,903	$(4,147,460)	$22.56	$127.88	$(571,426)	(29.6)%

(1)
For 2025, 2024, and 2023 Mr. Bertolini served as current CEO. For 2023, Mr. Schlosser served as former CEO and for 2022 and 2021, Mr. Schlosser served as current CEO. The Non-CEO NEOs were Mr. Schlosser (2025, 2024), Mr. Blackley (2025, 2024, 2023, 2022, 2021), Ms. Liang (2025), Mr. McAnaney (2025), Ranmali Bopitiya (2024, 2023, 2022), Alessandrea Quane (2024, 2023, 2022, 2021), Mr. Sankaran (2023, 2022, 2021), Dennis Weaver (2022), Meghan Joyce (2021) and Mr. Kushner (2021).

(2)
Amounts reflect Summary Compensation Table Total compensation for our CEO and Non-CEO NEOs for each corresponding year. In 2021, these amounts include the grant date fair value of the Founders Awards granted to Mr. Schlosser and Mr. Kushner in connection with our initial public offering. As previously disclosed, these awards were voluntarily canceled and terminated on March 28, 2023.

(3)
See table immediately following for adjustments to the Summary Compensation Table Total compensation for our CEO, as well as the average for our Non-CEO NEOs, to determine Compensation Actually Paid (“CAP”).

(4)
The amounts reflect the cumulative TSR of our common stock and of the 2025 rTSR Peer Group. The cumulative TSR against the 2024 rTSR peer group would be $104.25 (2025), $100.48 (2024), $129.93 (2023), $141.76 (2022) and $131.10 (2021). For more information on the companies in these peer groups, see “rTSR Modifier” above. The TSR value listed in each year reflects what the cumulative value of $100 would be if invested on March 3, 2021 (the date of our initial public offering). TSR is calculated on a cumulative basis by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment (if any), and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)	The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
(6)
While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, Operating Margin is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to NEOs to Company performance, for the most recently completed fiscal year. The amount shown in the table is equal to our Operating Margin as reported in our Annual Report on Form 10-K for the applicable year, which is defined as Earnings (loss) from operations divided by Total revenue.

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The following table details the adjustment to the Summary Compensation Table Total compensation for our CEO, as well as the average for our Non-CEO NEOs, to determine CAP, as computed in accordance with SEC rules. Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable year.

Year and Individuals	Total Compensation as reported in the Summary Compensation Table (“SCT”)	Less: Grant Date Fair Value of Equity Awards as reported in SCT(1)	Add: Year- End Fair Value of Equity Awards Granted in the Year(2)	Add: Change in Fair Value of Outstanding and Unvested Equity Awards(2)	Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year(2)	Add: Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year(2)	Add: Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Add: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	Compensation Actually Paid
CEO	$1,149,308	$0	$0	$4,019,067	$0	$162,445	$0	$0	$5,330,820
Non-CEO NEOs	$7,399,288	$5,560,344	$4,440,090	$176,541	$565,979	$172,681	$0	$0	$7,194,235

(1)	The amounts reflect the aggregate grant date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(2)
The fair values of unvested and outstanding equity awards to our NEOs were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant date fair values were estimated using Black-Scholes. Subsequent valuations at the end of each fiscal year and as of each vest date are performed using a lattice model, as the latter provides a better estimate of options that are no longer at-the-money. For market-based performance restricted stock units, fair values were estimated using a Monte Carlo simulation model, using inputs that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. See Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, where we explain assumptions made in valuing equity awards at grant.

Relationship Between Compensation Actually Paid and Performance Measures

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Tabular List of Financial Performance Metrics
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:
•	Operating Margin
•	Adjusted EBIT(1)
•	Direct & Assumed Premiums(1)
•	Relative TSR
•	Direct SG&A Ratio(1)
•	Stock Price Performance
(1)
Direct & Assumed Premiums, Direct SG&A Ratio and Adjusted EBIT are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures, where applicable.

For additional details regarding our most important financial performance measures, please see “Compensation Discussion and Analysis” in this Proxy Statement.

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Policies and Practices Related to the Grant of Certain Equity Awards
We do not have any formal policy that requires us to grant, or avoid granting, equity-based compensation to our executive officers at certain times.
Historically, it has been the T&C Committee’s general practice to approve the granting of annual equity awards for the upcoming fiscal year to our NEOs, effective as of the same time that equity awards are granted to all other employees who are eligible for such awards, which is typically in the first quarter of the year, after the filing of our earnings release and related Annual Report on Form 10-K. To the extent the financial plan for the upcoming 3-year period is not finalized at this time, the T&C Committee has historically waited to issue 3-year performance-based equity incentive awards until such plan is finalized.
As a result, the timing of our annual grants of equity awards occurs independent of the release of any material, non-public information, and we do not time the disclosure of such information for the purpose of affecting the value of equity-based compensation.
Managing Compensation Risk
The T&C Committee, together with our management, has evaluated our executive and employee compensation and benefits programs to determine if these programs create undesired or unintentional risk of a material nature, and determined that our incentive compensation arrangements provide incentives that do not encourage excessive risk taking. As a result, the T&C Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The risk assessment process includes a review of:
•	program policies and practices;
•	risks and risk controls related to our compensation programs;
•	the sufficiency of risk identification;
•	the balance of potential risk to potential reward;
•	the effectiveness of our risk controls; and
•	the impacts of our compensation programs and their risks to our strategy.
Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The T&C Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Oscar Health, Inc.	64	2026 Proxy Statement

AUDIT MATTERS
Proposal 3: Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2026
Our Audit Committee has appointed PWC as our independent registered public accounting firm for the fiscal year ending December 31, 2026. PWC has served as our independent registered public accounting firm since 2020.
Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification is not required, we value the opinions of our stockholders and take their feedback seriously. In the event that the appointment of PWC is not ratified by our stockholders, the Audit Committee will consider this fact. Even if the appointment of PWC is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interest of the Company.
A representative of PWC is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR this proposal.

Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage PWC to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by PWC has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee may, on a periodic basis, review and generally pre-approve the services (and related fee levels or budgeted amounts) that may be provided by PWC without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.
All services to the Company provided by our independent auditor in each of fiscal year 2025 and 2024 were approved in accordance with the Pre-Approval Policy.

Oscar Health, Inc.	65	2026 Proxy Statement

Independent Registered Public Accounting Firm Fees
The following table summarizes the fees of PWC, our independent registered public accounting firm, billed to us for each of the last two fiscal years for the services below.

Fee Category (in thousands)	2025	2024
Audit Fees(1)	$6,098	$6,740
Audit-Related Fees(2)	75	75
Tax Fees(3)	796	587
All Other Fees(4)	4	4
Total Fees	$6,973	$7,406

(1)
Audit fees include fees for integrated audit work performed on our consolidated financial statements, review of the quarterly financial statements, statutory financial statements of subsidiaries, other required audits, review of periodic reports filed with the SEC and other accounting and reporting consultations.

(2)	Audit-related fees for 2025 and 2024 include fees relating to a system pre-implementation assessment.
(3)	Tax fees include fees relating to tax consulting and compliance services.
(4)	All other fees include fees associated with the use of PwC software.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025, and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Vanessa Ames Wittman, Chair
Laura Lang, Committee Member
David Alexander Plouffe, Committee Member

Oscar Health, Inc.	66	2026 Proxy Statement

INFORMATION ABOUT CERTAIN STOCK OWNERSHIP MATTERS
Equity Compensation Plan Information
The following table provides information as of December 31, 2025, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	22,113,020(2)	$11.01	21,681,627(3)
Equity compensation plans not approved by security holders	8,479,241(4)	$0.00	5,834,787(5)
Totals	30,592,261	$11.01	27,516,414

(1)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding PSUs and/or RSUs, which have no exercise price.

(2)
Includes shares subject to outstanding awards granted under our 2021 Plan and 2012 Plan as of December 31, 2025, of which 12,427,226 shares are subject to outstanding options, 3,667,143 shares are subject to outstanding PSUs (assuming maximum levels of performance) and 6,018,651 shares are subject to outstanding RSUs. As of December 31, 2025, no rights to purchase our common stock had been granted under our 2021 Employee Stock Purchase Plan (“ESPP”).

(3)
Includes 8,499,920 shares available for future issuance under our 2021 Plan and 13,181,707 shares available for future issuance under our ESPP. No additional awards will be granted under the 2012 Plan and, as a result, no shares remain available for issuance for new awards under the 2012 Plan. The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) a number of shares of Class A common stock and Class B common stock such that the aggregate number of shares available for grant under the 2021 Plan immediately following such increase shall equal 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year, or (ii) such smaller number of shares as is determined by our Board. The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

(4)
Includes 8,479,241 shares subject to outstanding awards granted under our Inducement Plan as of December 31, 2025, of which 7,453,334 shares were subject to outstanding PSUs (assuming maximum levels of performance) and 1,025,907 shares were subject to outstanding RSUs.

(5)	Includes shares available for issuance under our Inducement Plan as of December 31, 2025.

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2022 Employment Inducement Incentive Award Plan
The Inducement Plan was adopted by the Board on April 8, 2022, and amended on March 28, 2023 to increase available shares. Adoption (and amendment) of the Inducement Plan did not require stockholder approval under applicable exchange rules.
The Inducement Plan is designed to attract certain prospective employees. Administered by the T&C Committee, the plan authorizes up to 18,320,000 shares and allows for a broad range of equity-based and cash-based awards, including non-qualified stock options, SARs, restricted stock, RSUs, performance-based awards, dividend equivalents, and other incentive awards, with terms, vesting, and performance conditions set by the administrator. Awards are required to be approved by the T&C Committee or a majority of our independent directors, and the authority to grant awards under the Inducement Plan may not be delegated. All awards under the Inducement Plan are set forth in award agreements, which detail the terms and conditions of the awards.
The Inducement Plan includes provisions for share recycling. In general, to the extent that an award is canceled, expires, is forfeited, or is paid out in cash instead of stock, the shares tied to that award can usually be reused for future grants under the plan. Shares that employees give back to the Company to pay an exercise price or cover taxes can also be reused. Paying dividend equivalents in cash does not reduce the number of shares available under the plan. However, shares that were never actually issued because a stock appreciation right was settled in cash, or shares that the Company buys on the open market using option exercise proceeds, cannot be reused for new awards.
Under the terms of the Inducement Plan, the administrator has flexibility to address corporate transactions, equity restructurings, and changes in control, including potential accelerated vesting. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally not transferable prior to vesting and are exercisable only by the participant.
The Inducement Plan permits adjustments for foreign participants, imposes clawback requirements, and allows the T&C Committee to amend or terminate the plan at any time without stockholder approval, including for any amendment that “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash, or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

Oscar Health, Inc.	68	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of April 10, 2026, certain information with respect to holdings of our common stock by (i) stockholders who, to our knowledge, beneficially owned more than 5% of the outstanding shares of our Class A common stock, (ii) each of our directors (which includes all director nominees) and named executive officers, and (iii) all directors and executive officers as a group. Applicable percentage ownership is based on 265,530,268 shares of Class A common stock and 35,591,356 shares of Class B common stock outstanding as of April 10, 2026.

	Class A Common Stock(1)		Class B Common Stock(1)		Class A Common Stock Beneficially Owned	Combined Voting Power
	#)	(%)	#)	(%)	(%)(1)(2)	(%)(1)(3)
5% Or Greater Holders
Entities Affiliated with Thrive Capital Management, LLC(4)	10,549,639	3.9%	32,859,064	92.3%	14.2%	68.0%
Entities Affiliated with The Vanguard Group, Inc.(5)	18,411,347	6.9%	-	*	6.1%	1.9%
Entities Affiliates with BlackRock, Inc.(6)	13,941,711	5.3%	-	*	4.6%	1.4%
Named Executive Officers and Directors
Mark T. Bertolini(7)	11,925,092	4.5%	-	*	4.5%	1.2%
Joshua Kushner(4)	10,549,639	3.9%	32,859,064	92.3%	14.2%	68.0%
Mario Schlosser(8)	96,998	*	7,132,292	17.8%	2.4%	13.4%
Scott Blackley(9)	2,695,784	1.0%	-	*	1.0%	*
Janet Liang(10)	96,556	*	-	*	*	*
Adam McAnaney(11)	103,320	*	-	*	*	*
Jeffery Boyd(12)	757,827	*	-	*	*	*
William (Bill) J. Gassen III(13)	74,365	*	-	*	*	*
Laura Lang(14)	14,134	*	-	*	*	*
David Alexander Plouffe(15)	64,134	*	-	*	*	*
Siddhartha Sankaran(16)	1,671,485	*	-	*	*	*
Vanessa Wittman(17)	128,646	*	-	*	*	*
All Current Executive Officers and Directors as a Group (12 persons)(18)	28,177,980	10.3%	39,991,356	100%	21.8%	77.2%

*	Less than one percent.
(1)
Unless otherwise indicated, the address of each beneficial owner listed is 75 Varick Street, 5th Floor, New York, New York 10013. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.

(2)
Percentage of Class A common stock beneficially owned by an individual or entity includes shares of Class B common stock, which are convertible to shares of Class A common stock, and shares of Class A common stock and Class B common stock subject to restricted stock units, options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 10, 2026, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(3)
Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, voting together as a single class. Each holder of Class A common stock is entitled to one vote per share, and each holder of Class B common stock is entitled to 20 votes per share on all matters submitted to stockholders for their vote or approval. Assumes the conversion of all options, restricted stock units or other rights to acquire shares of Class A common stock and Class B common stock that are beneficially owned as of April 10, 2026.

(4)
Based on the Schedule 13D/A filed by such stockholders on November 13, 2024, and the subsequent Form 4s filed by such stockholders for transactions occurring on November 14, 2024, November 20, 2024 and November 21, 2024. Thrive Capital Partners II, L.P. (“Thrive II”) directly holds and has sole voting and dispositive power over 6,103,319 shares of Class B common stock, Thrive Capital Partners III, L.P. (“Thrive III”) directly holds and has sole voting and dispositive power over 22,391,068 shares of Class B common stock, Claremount TW, L.P. (“Claremount TW”) directly holds and has sole voting and dispositive power over 757,239 shares of Class B common stock, Thrive Capital Partners V, L.P. (“Thrive V”) directly holds and has sole voting and dispositive power over 1,040,704 shares of Class B common stock, Claremount V Associates, L.P. (“Claremount V”) directly holds and has sole voting and dispositive power over 19,239 shares of Class B common stock, Thrive Capital Partners VI Growth, L.P. (“Thrive VI Growth”) directly holds and has sole voting and dispositive power over 2,498,513 shares of Class B common stock, Claremount VI Associates, L.P. (“Claremount VI”) directly holds and has sole voting and dispositive power over 48,982 shares of Class B common stock, Thrive Capital Partners VII Growth, L.P. (“Thrive VII Growth”) directly holds and has sole voting and dispositive power over 6,268,097 shares of Class A common stock and, subject to the terms of conversion applicable to the Company’s 7.25% Convertible Senior Notes due 2031 (the “Convertible Notes” or “Notes”) set forth in the Indenture for the Notes, may be deemed to beneficially own 4,155,911 shares of Class A common stock issuable upon conversion of the outstanding principal of Convertible Notes at the current Conversion Rate (as defined in the Indenture), and Claremount VII Associates, L.P. (“Claremount VII”) (together with Thrive II, Thrive III, Thrive V, Thrive VI Growth, Claremount TW, Claremount V, Claremount VI and Thrive VII Growth, the “Thrive Capital Funds”) directly holds and has sole voting and dispositive power over 75,520 shares of Class A common stock and, subject to the terms of conversion applicable to the Convertible Notes set forth in the Indenture, may be deemed to beneficially own 50,111 shares of Class A common stock issuable upon conversion of the outstanding principal of Convertible Notes at the current Conversion Rate (as defined in the Indenture). Thrive Partners II GP, LLC (“Thrive Partners II”), as the general partner of Thrive II, may be deemed to beneficially own the shares directly held by Thrive II. Thrive Partners III GP, LLC (“Thrive Partners III”), as the general partner of Thrive III and Claremount TW, may be deemed to beneficially own the shares directly held by Thrive III and Claremount TW. Thrive Partners V GP, LLC (“Thrive Partners V”), as the general partner of Thrive V and Claremount V, may be deemed to beneficially own the shares directly held by Thrive V and Claremount V. Thrive Partners VI GP, LLC (“Thrive Partners VI”), as the general partner of Thrive VI Growth and Claremount VI, may be deemed to beneficially own the shares directly held by Thrive VI Growth and Claremount VI. Thrive Partners VII Growth GP, LLC (“Thrive Partners VII Growth”), as the general partner of Thrive VII Growth, may be deemed to beneficially own the shares directly held and/or beneficially owned by Thrive VII Growth. Thrive Partners VII GP, LLC (“Thrive Partners VII” and together with Thrive Partners II, Thrive Partners III, Thrive Partners V, Thrive Partners VI and Thrive Partners VII Growth, the “Thrive General Partners”),as

Oscar Health, Inc.	69	2026 Proxy Statement

the general partner of Claremount VII, may be deemed to beneficially own the shares directly held and/or beneficially owned by Claremount VII. As the sole managing member of each of the Thrive General Partners, Mr. Kushner may be deemed to beneficially own the shares of common stock held and/or beneficially owned by the Thrive Capital Funds. The principal business office address for such stockholders is c/o Thrive Capital, 295 Lafayette Street, 7th Floor, New York, NY 10012.
(5)
Based solely on the Schedule 13G/A filed by such stockholder on November 12, 2024. The Vanguard Group, Inc. (“Vanguard”) reported shared voting power over 354,595 shares of Class A common stock, sole dispositive power over 17,893,956 shares of Class A common stock, and shared dispositive power over 517,391 shares of Class A common stock. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported beneficially owned by Vanguard. The principal business office address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis).

(6)
Based solely on the Schedule 13G/A filed by such stockholder on July 17, 2025. BlackRock, Inc. reported sole voting power over 13,635,493 shares of Class A common stock and sole dispositive power over 13,941,711 shares of Class A common stock. The principal business office address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(7)
Consists of: (i) 8,599,999 shares of Class A common stock held directly; (ii) 391,760 shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Bertolini that are currently exercisable or would be exercisable within 60 days of April 10, 2026,and (iii) 2,933,333 shares of Class A common stock held by the Anahata Foundation, of which Mr. Bertolini is a co-trustee.

(8)
Consists of: (i) 38,058 shares of Class A common stock held directly; (ii) 58,940 shares of Class A common stock underlying time-vesting RSUs held by Mr. Schlosser that are scheduled to vest within 60 days of April 10, 2026, (iii) 1,432,293 shares of Class B common stock held directly; (iv) 333,333 shares of Class B common stock held by Noah Pizzo-Schlosser Dynasty Trust; (v) 633,333 shares of Class B common stock held by Pizzo-Schlosser Family Dynasty Trust; (vi) 333,333 shares of Class B common stock held by Siena Pizzo-Schlosser Dynasty Trust, such trusts, collectively referred to as the Schlosser Trusts; and (vi) 4,400,000 shares of Class B common stock underlying options to purchase Class B common stock held by Mr. Schlosser that are currently exercisable or would be exercisable within 60 days of April 10, 2026. All of the shares held by the Schlosser Trusts are subject to a voting agreement and proxy pursuant to which Mr. Schlosser exercises voting authority over the shares. The principal business office address of the Schlosser Trusts is 105 Brandywine Lane, Melville, New York 11747.

(9)
Consists of: (i) 927,941 shares of Class A common stock held directly; (ii) 1,551,758 shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Blackley that are currently exercisable or would be exercisable within 60 days of April 10, 2026; (iii) 66,085 shares of Class A common stock underlying time-vesting RSUs held by Mr. Blackley that are scheduled to vest within 60 days of April 10, 2026, (iv) 75,000 shares of Class A common stock held by the MQB Irrevocable Trust, an irrevocable trust for the benefit of a family member of Mr. Blackley, who shares his household, and (v) 75,000 shares of Class A common stock held by the NSB Irrevocable Trust, an irrevocable trust for the benefit of a family member of Mr. Blackley, who does not share his household. Mr. Blackley is not the trustee of either trust, nor does he have voting control over such trusts, but he has indirect dispositive power pursuant to a substitution power in each of the trusts.

(10)
Consists of: (i) 27,381 shares of Class A common stock held directly; (ii) 46,137 shares of Class A common stock underlying options to purchase Class A common stock held by Ms. Liang that are currently exercisable or would be exercisable within 60 days of April 10, 2026; and (iii) 23,038 shares of Class A common stock underlying time-vesting RSUs held by Ms. Liang that are scheduled to vest within 60 days of April 10, 2026.

(11)
Consists of: (i) 27,059 shares of Class A common stock held directly; (ii) 57,814 shares of Class A common stock underlying options to purchase Class A common stock held by Mr. McAnaney that are currently exercisable or would be exercisable within 60 days of April 10, 2026; and (iii) 18,447 shares of Class A common stock underlying time-vesting RSUs held by Mr. McAnaney that are scheduled to vest within 60 days of April 10, 2026.

(12)
Consists of: (i) 627,027 shares of Class A common stock held directly, (ii) 116,666 shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Boyd that are currently exercisable or would be exercisable within 60 days of April 10, 2026, and (iii) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Mr. Boyd that are scheduled to vest within 60 days of April 10, 2026. Excludes 134,370 shares of Class A common stock underlying deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with Mr. Boyd’s election to receive annual cash retainer fees or equity awards in the form of deferred RSUs.

(13)
Consists of: (i) 60,231 shares of Class A common stock held directly, and (ii) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Mr. Gassen that are scheduled to vest within 60 days of April 10, 2026. Excludes 6,387 shares of Class A common stock underlying deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with Mr. Gassen’s election to receive annual cash retainer fees in the form of deferred RSUs.

(14)
Consists of: (i) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Ms. Lang that are scheduled to vest within 60 days of April 10, 2026. Excludes 60,231 shares of Class A common stock underlying deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with Ms. Lang’s election to receive annual equity awards in the form of deferred RSUs.

(15)
Consists of: (i) 50,000 shares of Class A common stock held directly, and (ii) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Mr. Plouffe that are scheduled to vest within 60 days of April 10, 2026. Excludes 71,366 shares of Class A common stock underlying deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with Mr. Plouffe’s election to receive annual cash retainer fees or equity awards in the form of deferred RSUs.

(16)
Consists of: (i) 795,686 shares of Class A common stock held by Victoria Family LLC; and (ii) 861,665 shares of Class A common stock underlying options to purchase Class A common stock held by Mr. Sankaran that are currently exercisable or would be exercisable within 60 days of April 10, 2026, and (iii) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Mr. Sankaran that are scheduled to vest within 60 days of April 10, 2026. Victoria Family LLC is wholly-owned by the fiduciaries of The Victoria 2020 Trust. As the Investment Adviser to The Victoria 2020 Trust, Mr. Sankaran may be deemed to have shared voting and investment control over the shares held by Victoria Family LLC. Excludes 1,203 shares of Class A common stock underlying deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with Mr. Sankaran’s election to receive annual cash retainer fees in the form of deferred RSUs.

(17)
Consists of 114,512 shares of Class A common stock held directly and (ii) 14,134 shares of Class A common stock underlying time-vesting RSUs held by Ms. Wittman that are scheduled to vest within 60 days of April 10, 2026.

(18)
Consists of: (i) 20,694,844 shares of Class A common stock; (ii) 4,206,022 shares of Class A common stock issuable upon conversion of the outstanding principal of Convertible Notes at the current Conversion Rate (as defined in the Indenture); (iii) 3,277,114 shares of Class A common stock in the aggregate underlying (a) options to purchase Class A common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2026 and (b) time-vesting RSUs that are scheduled to vest within 60 days of April 10, 2026; (iv) 35,591,356 of Class B common stock; and (v) 4,400,000 shares of Class B common stock underlying options to purchase Class B common stock that are currently exercisable or would be exercisable within 60 days of April 10, 2026. Excludes 273,557 deferred RSUs granted pursuant to the Deferred Compensation Plan in connection with an election to receive annual cash retainer fees or equity awards in the form of deferred RSUs.

Oscar Health, Inc.	70	2026 Proxy Statement

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written Related Person Transaction Policy overseen by the Audit Committee. The policy applies to any transaction or series of transactions in which the Company or any of its subsidiaries was, is or will be a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. Under the policy, the legal team determines whether a transaction qualifies as a related person transaction requiring compliance with the policy. Transactions requiring review as related person transactions are referred to the Audit Committee for potential approval, ratification or other action. The Audit Committee decides whether or not to approve such transactions based on its consideration of all of the relevant facts and circumstances, including:
•	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings;
•	whether the transaction is inconsistent with the interest of the Company and its stockholders;
•	the extent of the related person’s interest in the transaction, and
•	the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct.
If the company becomes aware of an existing transaction with a related person that has not been approved under the policy, the matter is referred to the Audit Committee for review. If the transaction is not ratified by the Audit Committee, management will make all reasonable efforts to cancel or annul the transaction.
Our management will update the Audit Committee as to any material changes to any approved or ratified related person transactions and will provide a status report at least annually of all then-current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
Related Person Transactions
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2025, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
Transactions with Sanford Health. On October 2, 2023, we entered into a services agreement with an affiliate of Sanford Health to provide campaign builder and related services to Sanford Health Plan. In addition, we periodically make payments to affiliates of Sanford Health in connection with claims made by our members who receive services provided by Sanford Health entities. Mr. Gassen is the Chief Executive Officer of Sanford Health. In fiscal year 2025 and through April 10, 2026, we billed Sanford Health approximately $1.9 million under our services agreement with Sanford Health, and were billed approximately $1.6 million in connection with services provided to our members by Sanford Health entities.
Convertible Notes. On January 27, 2022, we entered into an investment agreement (the “Investment Agreement”) with, among others, entities affiliated with Thrive Capital and Oasis FD Holdings, LP (“Dragoneer”) (collectively, the “Purchasers”), each of whom at the time was a beneficial holder of 5% of our capital stock. Mr. Kushner is the Founder and Chief Executive Officer of Thrive Capital. Pursuant to the Investment Agreement, on February 3, 2022, Thrive Capital purchased $35.0 million in aggregate principal amount of our 7.25% Convertible Senior Notes due 2031 (the “2031 Notes”), and Dragoneer purchased $250 million in aggregate principal amount of our 2031 Notes. On September 11, 2025, the Company entered into an amendment to the Investment Agreement (the “Amendment”) to permit the private offering of our 2.25% Convertible Senior Notes due 2030 (the “2030 Notes”). The Amendment provided, in relevant part, that the issuance of the 2030 Notes would be permitted provided that the 2030 Notes were and remained expressly subordinated in right of payment to the 2031 Notes for as long as Dragoneer held at least $75.0 million in aggregate principal amount of the 2031 Notes. In connection with the Amendment, the Company also entered into

Oscar Health, Inc.	71	2026 Proxy Statement

a separate Letter Agreement with Dragoneer, dated as of September 11, 2025, pursuant to which the Company agreed to pay a cash fee of approximately $9.8 million to the original purchasers of the 2031 Notes, which included a payment of $8.0 million to Dragoneer and approximately $1.1 million to Thrive Capital. The Company paid the cash fee concurrently with the closing of the 2030 Notes.
Exchange Agreement. On November 3, 2025, the Company and Dragoneer entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which, until December 14, 2025, Dragoneer could elect to exchange up to $250.0 million aggregate principal amount of 2031 Notes, representing the balance of its 2031 Notes, for aggregate consideration consisting of (A) a number of shares of Class A common stock based on the conversion rate set forth in the indenture governing the 2031 Notes, and (B) up to $17.8 million, payable in shares of Class A common stock and/or cash, pursuant to the terms of the Exchange Agreement and subject to the satisfaction of certain conditions. On November 5, 2025, Dragoneer exchanged $187.5 million aggregate principal amount of its 2031 Notes for approximately 22.5 million shares of Class A common stock, and on November 18, 2025, Dragoneer exchanged the remaining $62.5 million aggregate principal amount of its 2031 Notes for approximately 7.5 million shares of Class A common stock. Additionally, in connection with the exchange, Dragoneer received an inducement payment totaling approximately $17.8 million, of which $4.4 million was paid in cash and the remaining $13.3 million was settled through the issuance of approximately 0.7 million additional shares of Class A common stock. In connection with the Exchange Agreement and the related transactions, as of November 5, 2025, the debt covenants in the Investment Agreement were extinguished, and the 2030 Notes ceased to be subordinated to the 2031 Notes.
Investors’ Rights Agreement. We are party to a Thirteenth Amended and Restated Investors’ Rights Agreement (the “IRA”), dated May 3, 2022, with certain holders of our capital stock, including Mr. Schlosser and entities affiliated with each of Mr. Schlosser and Thrive Capital. Under the IRA, Thrive Capital currently has the right to demand that we file a registration statement or request that its shares of our capital stock be covered by a registration statement that we are otherwise filing. The IRA also imposes certain affirmative obligations on us.
Private Placement. On April 3, 2026 (the “Purchase Date”), we entered into a Stock Purchase Agreement with our CEO, Mr. Bertolini, pursuant to which we sold an aggregate of 1,000,000 shares of our Class A common stock (the “Shares”) to Mr. Bertolini for an aggregate purchase price of $11.92 million, at a price of $11.92 per share, representing the per share closing price of our Class A common stock as reported by the NYSE on the trading date immediately preceding the Purchase Date. No underwriting discounts or commissions were paid in connection with the transaction. The Shares were offered and sold in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.
Our Audit Committee has reviewed and pre-approved all of the aforementioned transactions in accordance with our Related Person Transaction policy. No director participated in the approval of a related person transaction for which they, or any of their affiliated entities, was a related person.
Director and Officer Indemnification and Insurance. Our Amended and Restated Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance.

Oscar Health, Inc.	72	2026 Proxy Statement

VOTING AND MEETING INFORMATION
Questions About the Annual Meeting
How can I attend the Annual Meeting?
•	Oscar has decided to hold the Annual Meeting entirely online this year. You may attend the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/OSCR2026.
•
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (“Internet Notice”), on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker.

•	You may join the Annual Meeting as a “Guest” without a control number, but you will not be able to vote or ask questions.
•
The meeting webcast will begin promptly at 10:00 a.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern time, and you should allow ample time for the check-in.

•
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/OSCR2026.

Why hold a virtual meeting?
A virtual meeting facilitates increased stockholder attendance and participation because stockholders can participate from any location around the world. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online, or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.
If a quorum is not present at the scheduled time of the Annual Meeting, the Chair of the Annual Meeting may adjourn the meeting without the vote of stockholders. Adjournment may occur without notice other than by announcement at the Annual Meeting.
How can I ask a question during the Annual Meeting?
Stockholders that have accessed the Annual Meeting as a stockholder (rather than as a “Guest”) will be permitted to submit questions during the Annual Meeting through the virtual meeting platform.

Oscar Health, Inc.	73	2026 Proxy Statement

Questions About Voting
What are the voting standards and Board recommendations for each proposal and how will votes withheld, abstentions and broker non-votes be treated?

Proposal	Board Recommendation	Vote Requirement	Effect of Votes Withheld/Abstentions/Broker Non-Votes
Proposal 1: Election of eight director nominees to serve until the 2027 Annual Meeting of Stockholders	FOR each nominee	The plurality of the votes cast; this means that the eight nominees receiving the highest number of affirmative “FOR” votes will be elected as directors	Votes withheld and broker non-votes will have no effect
Proposal 2: Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR	The affirmative vote of the holders of a majority of the votes cast	Abstentions and broker non-votes will have no effect
Proposal 3: Ratification of appointment of PWC as our independent registered public accounting firm for 2026			Abstentions and broker non-votes, if any, will have no effect; we do not expect any broker non-votes on this proposal

What is a “vote withheld” and an “abstention”?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the cases of the proposals regarding the advisory approval of the Company’s named executive officer compensation and the ratification of the appointment of PWC as our independent registered public accounting firm, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum.
What are broker non-votes?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner, and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PWC as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the advisory approval of the Company’s named executive officer compensation. Broker non-votes count for purposes of determining whether a quorum is present.
Who is entitled to vote at the Annual Meeting?
Stockholders of record of Class A common stock or Class B common stock at the close of business on April 10, 2026, the Record Date, are entitled to vote at the Annual Meeting. Each outstanding share of Class A common stock is entitled to one vote and each outstanding share of Class B common stock is entitled to 20 votes on all matters presented at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders at the Annual Meeting. At the close of business on the Record Date, there were 265,530,268 shares of Class A common stock and 35,591,356 shares of Class B common stock outstanding and entitled to vote.

Oscar Health, Inc.	74	2026 Proxy Statement

How do I vote?
Stockholders of Record. A record holder holds shares in his or her name. If you are a stockholder of record, you may vote in advance of the meeting, until 11:59 p.m. Eastern time on June 3, 2026 by Internet at www.proxyvote.com, or by telephone by calling 1-800-690-6903, and in each case, using the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. You may also vote in advance by signing, dating, and mailing the proxy card, which you may have received by mail. You may also attend the Annual Meeting and vote your shares during the meeting by using your 16-digit control number. If you submit your vote in advance, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” Shares held in “street name” are shares that are held in the name of a bank or broker on a person’s behalf. If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted.
If you receive more than one Internet Notice or more than one set of proxy materials, it means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.
How can I change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke your proxy and change your vote at any time before it is exercised by delivering a new proxy, by notifying the Secretary of Oscar, or by voting online at the Annual Meeting. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.
How will proxies be voted?
Proxies will be voted as you specify, or if you don’t specify, as recommended by the Board. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
What if a director nominee becomes unable to serve?
In the event that a director nominee should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

Oscar Health, Inc.	75	2026 Proxy Statement

Questions About Proxy Solicitation and Distribution
Who is soliciting proxies?
Proxies are solicited by and on behalf of our Board, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares, and will reimburse these persons for their reasonable expenses in connection with these activities.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2027 Annual Meeting of Stockholders.
Is my vote confidential?
Individual stockholder votes are kept private, except as necessary to meet legal requirements or unless a stockholder makes a written comment on the proxy card, voting instruction card, or otherwise communicates his or her vote to management. Only the independent inspector of election and certain employees of the Company and its agents have access to proxies and other individual stockholder voting records, and they must comply with this confidentiality policy.
How can I view or request proxy materials?
We distribute proxy materials to some of our stockholders by sending them an Internet Notice that explains how to access our proxy materials online, containing a listing of matters to be considered at the Annual Meeting, and setting forth instructions as to how shares can be voted. This process lowers the cost of proxy solicitation and reduces the environmental impact of the Annual Meeting. If you received an Internet Notice and would like us to send you a printed copy of our proxy materials, please contact us at the following address, and we will promptly deliver them to you: Oscar Health, Inc., Attention: Secretary, 75 Varick Street, 5th Floor, New York, New York 10013.
What if I share an address with one or more stockholders but prefer to receive my own proxy materials?
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date.
We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Oscar Health, Inc.	76	2026 Proxy Statement

Submitting 2027 Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 75 Varick Street, 5th Floor, New York, New York 10013 in writing not later than December 23, 2026.
Stockholders intending to present a proposal at the 2027 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s Annual Meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting of Stockholders no earlier than February 4, 2027 and no later than March 6, 2027. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2027 Annual Meeting is more than 30 days before or more than 60 days after June 4, 2027, then our Secretary must receive such written notice not later than the close of business on the 90th day prior to the 2027 Annual Meeting or, if later, the close of business on 10th day following the day on which public disclosure of the date of such meeting is first made by us.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Oscar Health, Inc.	77	2026 Proxy Statement

APPENDIX A
Reconciliation of GAAP to Non-GAAP Financial Measures
In this Proxy Statement, the Company presents certain financial measures that are not prepared in accordance with generally accepted accounting principles. The definitions of these non-GAAP measures, and reconciliations to the most directly comparable historical GAAP measures, where applicable, are below. These non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial measures prepared in accordance with GAAP.
Direct & Assumed Premiums and Direct SG&A Ratio
We use Direct & Assumed Premiums as a metric in our annual incentive program, which is defined as Premiums, as reported in our Annual Report on Form 10-K for the year ended December 31, 2025, adjusted to exclude the impact of risk adjustment transfers and ceded reinsurance premiums. Direct & Assumed Premiums includes subsidies received from the federal government, as well as direct policy premiums collected from our members and assumed premiums earned as part of our reinsurance arrangement under our Cigna+Oscar Small Group plan offering.
We also use Direct SG&A Ratio as a metric in our annual incentive program, which is Selling, General, and Administrative expenses, as reported in our Annual Report on Form 10-K for the year ended December 31, 2025, divided by Direct & Assumed Premiums.
We believe that the use of these non-GAAP financial measures is appropriate as these metrics normalize for the volatility of risk adjustment, which is based on the health status of our members relative to the overall health status of all individuals in a given state or market. These metrics also exclude the impact of reinsurance premium ceded, which is the impact of the Company’s excess of loss reinsurance contracts and quota share contracts in run off.

Year Ended December 31,
(in thousands)	2025
Premium	$11,469,893
Risk adjustment transfers	2,596,833
Reinsurance premiums ceded	11,150
Direct and assumed premiums	$14,077,876
SG&A expense	2,049,867
Direct SG&A ratio	14.6%

Adjusted EBIT
We use Adjusted EBIT as a metric in the PSUs we awarded in 2025, which is defined as Earnings (loss) from operations, as reported in the Company’s Annual Report on Form 10-K, further adjusted to exclude the impact of quota share reinsurance, asset impairments, transaction-related expenses, restructuring expenses, significant severance obligations and other non-recurring expenses that do not relate to ongoing business performance, and which is calculated on a cumulative basis over the relevant performance period.

Oscar Health, Inc.	78	2026 Proxy Statement

APPENDIX B
Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained herein are forward-looking statements. These statements include, but are not limited to, statements about our business and financial prospects, including our expectations with respect to profitability; our Board leadership structure and its risk oversight practices; and our compensation programs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and generally beyond our control.
Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, there are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: our ability to execute our strategy and manage our growth effectively (including our ability to successfully integrate strategic acquisitions); our ability to retain and expand our member base; our ability to accurately estimate our incurred medical expenses or overall market morbidity, or effectively manage our medical costs or related administrative costs; unanticipated results of, or changes to, risk adjustment programs or our estimates thereof; our ability to achieve or maintain profitability in the future; evolving federal or state laws or regulations (including any changes in the interpretation or enforcement of existing laws and regulations), including changes with respect to the Patient Protection and Affordable Care Act and any regulations enacted thereunder, the expiration of the enhanced Advanced Premium Tax Credits, the implementation of new program integrity rules, the potential funding of a cost-sharing reduction program, or other government actions, such as the imposition of tariffs; our ability to arrange for the delivery of quality care and maintain good relations with brokers and the physicians, hospitals, and other providers within and outside our provider networks; our ability to comply with ongoing, complex and evolving regulatory requirements, including capital reserve and surplus requirements and applicable performance standards; changes or developments in the regulation of health insurance markets in the United States; our, or any of our vendors’, ability to comply with laws, regulations, and standards related to the handling of information about individuals or applicable consumer protection laws, including as a result of our participation in government-sponsored programs; the ability of our health insurance and Health Maintenance Organization subsidiaries to make payments of dividends or distributions to us, including to fund our business strategy; our ability to utilize quota share reinsurance to meet our capital and surplus requirements and protect against downside risk on medical claims; adverse market conditions resulting in our investment portfolio suffering losses or reducing our ability to meet our financing needs; unfavorable or otherwise costly outcomes of lawsuits, audits, investigations, and other third party claims that may arise from the extensive laws and regulations to which we are subject; incurrence of data security breaches of our or our partners’ information and technology systems; heightened competition in the markets in which we participate; our ability to attract and retain qualified personnel; our ability to detect and prevent material weaknesses or significant control deficiencies in our internal controls over financial reporting or other failure to maintain an effective system of internal controls; uncertainties associated with our utilization of certain artificial intelligence and machine learning models; and adverse publicity or other adverse consequences related to our dual class structure or “controlled company” status; and the other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC, and our other filings with the SEC.
You are cautioned not to place undue reliance on any forward-looking statements made in this Proxy Statement. Any forward-looking statement speaks only as of the date as of which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise.

Oscar Health, Inc.	79	2026 Proxy Statement

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OSCR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92987-P42007 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OSCAR HEALTH, INC.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of eight director nominees to serve until the 2027 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark T. Bertolini
02) William (Bill) J. Gassen III
03) Joshua Kushner
04) Laura Lang
05) David Alexander Plouffe
06) Siddhartha Sankaran
07) Mario Schlosser
08) Vanessa Ames Wittman

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation ("Say-on-Pay").	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V92988-P42007

OSCAR HEALTH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2026

The undersigned stockholder(s) hereby appoint(s) R. Scott Blackley and Adam McAnaney or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock, as applicable, of Oscar Health, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Thursday, June 4, 2026, virtually via live webcast at www.virtualshareholdermeeting.com/OSCR2026, and any continuation, adjournment or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any continuation, adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side